                                                                     EXHIBIT 5

                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement         [ ] Confidential, for Use of
                                             the Commission Only
                                             (as permitted by
                                             Rule 14a-6(e)(2))

[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12
                                 CALGENE, INC.
              --------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                 --------------------------------------------
                   (Name of Person(s) Filing Proxy Statement
                         if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii),
    14a-6(i)(1), or 14a-6(i)(2)
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3)
[ ] Fee computed on table below per Exchange Act
    Rules 14a-6(i)(4) and 0-11

    (1)  Title of each class of securities to which transaction applies:
    (2)  Aggregate number of securities to which transaction applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
    (4)  Proposed maximum aggregate value of transaction:
    (5)  Total Fee paid:

[X] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:
    (2)  Form, Schedule or Registration Statement No.:
    (3)  Filing Party:
    (4)  Date Filed:

                                                          October 10, 1996

To the Stockholders of Calgene, Inc.:

  You are cordially invited to attend the Annual Meeting of Stockholders of Calgene, Inc. (the "Company") on Tuesday, November 12, 1996 at 10:00 a.m. local time. The Annual Meeting will be held at the Varsity Theatre, 616 Second Street, Davis, California.

  A description of business to be conducted at the Annual Meeting is set forth in the attached Notice of Annual Meeting and Proxy Statement. Also enclosed is a copy of our Annual Report to Stockholders for the fiscal year ended June 30, 1996.

  Whether or not you plan to attend the Annual Meeting, please mark, sign, date and return the enclosed proxy card promptly in the accompanying envelope. By returning the proxy, you can help the Company avoid the expense of duplicate proxy solicitations and possibly having to reschedule the Annual Meeting if a quorum of the outstanding shares is not present or represented by proxy. If you attend the Annual Meeting and wish to change your proxy vote, you may do so simply by voting in person at the Annual Meeting.

                                          Lloyd M. Kunimoto
                                          President

                                 CALGENE, INC.

                               1920 FIFTH STREET
                            DAVIS, CALIFORNIA 95616

                               ----------------

                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                     TO BE HELD ON NOVEMBER 12, 1996

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Calgene, Inc. (the "Company" or "Calgene") will be held on Tuesday, November 12, 1996 at 10:00 a.m., local time, at the Varsity Theatre, 616 Second Street, Davis, California for the following purposes:

    1. To elect directors of the Company.

    2. To approve the Stock Purchase Agreement dated as of September 27, 1996 ("Stock Purchase Agreement") between Calgene and Monsanto Company, a Delaware Company ("Monsanto"), pursuant to which (i) Calgene would issue 6,250,000 shares of Common Stock to Monsanto for $8.00 per share for an aggregate purchase price of $50 million, thereby increasing Monsanto's ownership interest in shares of Calgene Common Stock from 49.9% to approximately 54.6% (without giving effect to the exercise of outstanding options and warrants),
  (ii) Monsanto and Calgene would enter into a Restated Stockholders Agreement ("Restated Stockholders Agreement") amending and restating the Stockholders Agreement dated March 31, 1996 ("Stockholders Agreement") as more fully described in the Proxy Statement, and (iii) the Company's Restated Certificate of Incorporation would be amended to reflect the amendments to the Stockholders Agreement contemplated by the Restated Stockholders Agreement (the foregoing transactions are hereinafter collectively referred to as the "Monsanto Transaction").

    3. To increase the authorized number of shares of Common Stock from 80,000,000 to 100,000,000 shares.

    4. To confirm the appointment of Ernst & Young LLP as the independent auditors of the Company through the fiscal year ending December 31, 1997.

    5. To transact such other business as may properly come before the meeting.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  Holders of Common Stock of record at the close of business on September 23, 1996 are entitled to vote at the Annual Meeting.

                                          FOR THE BOARD OF DIRECTORS

                                          MICHAEL J. MOTRONI
                                          Secretary

Davis, California

October 10, 1996

                                   IMPORTANT

  TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU RETURN A PROXY.

                                 CALGENE, INC.

                               ----------------

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS

                            NOVEMBER 12, 1996

                            INFORMATION CONCERNING
                         VOTING AND PROXY SOLICITATION

  The enclosed proxy is solicited on behalf of the Board of Directors of Calgene, Inc. ("Calgene" or the "Company") for use at the Annual Meeting of Stockholders to be held on Tuesday, November 12, 1996 at 10:00 a.m., local time, or at any adjournment of the Annual Meeting. The Annual Meeting will be held at the Varsity Theatre, 616 Second Street, Davis, California.

  The Company's principal executive offices are located at 1920 Fifth Street, Davis, California 95616. This Proxy Statement is being mailed to stockholders on or about October 10, 1996.

  Only holders of Common Stock of record at the close of business on September 23, 1996 (the "Record Date") are entitled to vote at the meeting. On the Record Date, 60,443,115 shares of the Company's Common Stock were issued and outstanding. The affirmative vote of the holders of a plurality of the shares of Common Stock present or represented at the Annual Meeting is required for the election of directors. Each share is entitled to one vote for each of the nine nominees, unless a stockholder notifies the Secretary of the Company prior to the commencement of voting of the stockholder's intention to cumulate votes. In that event, each share will be entitled to nine votes, which a stockholder may cast for a single candidate or distribute among up to nine candidates, but such cumulative voting will only apply to candidates who have been properly nominated prior to the commencement of voting. The affirmative vote of (i) the holders of a majority of the shares of Common Stock present or represented at the Annual Meeting, other than broker non-votes (as defined below) and other than those held by Monsanto and (ii) the holders of a majority of the shares of Common Stock outstanding on the Record Date is required for the approval of the Monsanto Transaction. The affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the Record Date is required for the approval of the proposed amendment to the Certificate of Incorporation to increase the authorized number of shares of Common Stock from 80,000,000 to 100,000,000 shares, and the approval of the holders of a majority of the shares of Common Stock present or represented at the Annual Meeting is required for the ratification of the selection of Ernst & Young LLP as the Company's independent auditors through the fiscal year ending December 31, 1997. A majority of the shares entitled to vote, present in person or represented by proxy (including those held by Monsanto), will constitute a quorum at the Annual Meeting. For purposes of determining a quorum, shares represented by all valid proxies received will be counted, including proxies that contain instructions to abstain as to certain votes and proxies filed by brokers or others indicating that their voting authority does not extend to all agenda items ("broker non-votes"). Monsanto, which owns 49.9% of the outstanding shares of Common Stock as of the Record Date, has advised the Company that it intends to vote "FOR" each proposal set forth in this Proxy Statement.

  A proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

  The cost of soliciting proxies will be borne by the Company. If the Company decides to retain the services of a proxy solicitor, the Company estimates that it would pay a fee not to exceed $6,000. In addition, the Company expects to reimburse brokerage firms and other persons representing beneficial owners of shares for their expense in forwarding solicitation material to such beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, in person or by telephone or facsimile.

                                STOCK OWNERSHIP

  The following table sets forth the beneficial ownership of Common Stock of the Company as of July 31, 1996 by each director, by each executive officer shown in the Summary Compensation Table (see "Executive Compensation"), by all directors and executive officers as a group and by each person known by the Company to be a beneficial owner of more than 5% of the shares outstanding.


                                         SHARES BENEFICIALLY APPROXIMATE PERCENT
                                              OWNED(1)            OWNED(2)
                                         ------------------- -------------------

Roger H. Salquist......................         239,940               *
Robert E. Baker........................          15,000               *
Andrew M. Baum.........................          49,817               *
Patrick J. Fortune.....................             --               --
Robert T. Fraley.......................             --               --
Jeffrey D. Gargiulo....................           6,667               *
Michael R. Hogan.......................             --               --
Thomas F. Hughes.......................          28,618               *
Lloyd M. Kunimoto......................          38,263               *
Danilo S. Lopez........................             --               --
Michael J. Motroni.....................          37,040               *
Howard D. Palefsky.....................          14,500               *
John E. Robson.........................          19,167               *
Roderick N. Stacey.....................         107,830               *
Allen J. Vangelos......................          14,600               *
Hendrik A. Verfaillie..................             --               --
All executive officers and directors as
 a group (16 persons)..................         587,692               *
Monsanto Company.......................      30,146,114             49.9%
 800 North Lindbergh
 Boulevard, St. Louis, MO 63137(3)
Travelers Group Inc. ..................       3,386,072              5.6%
 and Affiliates
 388 Greenwich Street
 New York, NY 10013(4)

--------
 * Less than 1%.

(1) The Company believes that all beneficial owners named in the table have sole voting and investment power with respect to the shares they beneficially own. The shares shown in the table to be beneficially owned include any shares that the person has the right to acquire within 60 days of July 31, 1996 by exercise of any stock option for which the Company has knowledge. The shares subject to such options are as follows: Mr.
    Salquist: 209,762; Mr. Baker: 14,500; Mr. Baum: 41,116; Mr. Gargiulo:
    6,667; Mr. Hughes: 26,544; Mr. Kunimoto: 31,366; Mr. Motroni: 37,040; Mr.
    Palefsky: 13,500; Mr. Robson: 4,167; Mr. Stacey: 107,830; Mr. Vangelos:
    14,500; and all executive officers and directors as a group: 513,242.

(2) Percent of the 60,443,115 outstanding shares of Common Stock, counting as outstanding for each named person all shares issuable to such person on exercise of options that are included in the first column.

(3) Does not include the 6,250,000 shares of Calgene Common Stock ("Additional Shares") which would be issued if the Monsanto Transaction is consummated, which would increase Monsanto's holdings to approximately 54.6% (without giving effect to the exercise of outstanding options and warrants).

(4) Based on a Schedule 13G filed on January 23, 1996 with respect to beneficial ownership as of December 31, 1995. The total includes 2,013,372 shares beneficially owned by Smith Barney Inc. and 1,372,700 shares beneficially owned by other subsidiaries of Smith Barney Holdings Inc.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

  A board of nine directors will be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nine nominees of the Board of Directors named below. Except for Messrs. Fortune and Hogan, all of the nominees are presently directors of the Company. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the current Board of Directors to fill the vacancy in accordance with the Stockholders Agreement. It is not expected that any nominee will be unable or will decline to serve as a director. If stockholders nominate persons other than the Board's nominees for election as directors, the proxy holders will vote all proxies received by them in accordance with cumulative voting to assure the election of as many of the Board's nominees as possible.

  Directors are elected by a plurality of the votes cast. Proxies marked to withhold authority to vote for one or more nominees, and broker non-votes, will not be counted as votes cast. Each share is entitled to one vote for each of the nine nominees, unless a stockholder notifies the Secretary of the Company prior to the commencement of voting of the stockholder's intention to cumulate votes. In that event, each share will be entitled to nine votes, which a stockholder may cast for a single candidate or distribute among up to nine candidates, but such cumulative voting will only apply to candidates who have been properly nominated prior to the commencement of voting.

  Messrs. Verfaillie, Fraley, Robson, Hogan and Fortune have been designated by Monsanto in accordance with the Stock Purchase Agreement and the Restated Stockholders Agreement between Calgene and Monsanto. The election of Messrs. Verfaillie, Fraley, Robson, Hogan and Fortune is a condition precedent to Monsanto's purchase of the Additional Shares. See "Approval of Transaction with Monsanto."

  The Board of Directors recommends a vote FOR the nominees listed below:


                                                                        DIRECTOR
NAME OF NOMINEE            AGE             PRINCIPAL OCCUPATION          SINCE
---------------            ---             --------------------         --------

Patrick J. Fortune......... 49     Chief Information Officer of            --
                                    Monsanto Company
Robert T. Fraley........... 43     President of Ceregen (a business       1996
                                    unit of Monsanto Company)
Michael R. Hogan........... 43     Vice President and Corporate            --
                                    Controller of Monsanto Company
Lloyd M. Kunimoto.......... 43     President and Acting Chief Executive   1996
                                    Officer of the Company
Howard D. Palefsky......... 49     Chairman and Chief Executive Officer   1986
                                    of Collagen Corporation
John E. Robson............. 66     Senior Advisor of Robertson,           1996
                                    Stephens & Company
Roger H. Salquist.......... 55     Consultant; Former Chairman and        1981
                                    Chief Executive Officer of the
                                    Company
Allen J. Vangelos.......... 64     President and Chief Executive          1994
                                    Officer of Calavo Growers of
                                    California
Hendrik A. Verfaillie...... 51     Executive Vice President of Monsanto   1996
                                    Company

  The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until his or her successor has been elected. The terms of the Stockholders Agreement and Restated Stockholders Agreement set forth the rights of Calgene and Monsanto to designate nominees to the

Board of Directors. See "Approval of Transaction with Monsanto--Summary of Stockholders Agreement and Restated Stockholders Agreement." There is no family relationship between any director and any other director or executive officer of the Company.

  Mr. Fortune was appointed Corporate Vice President, Information Technology and Chief Information Officer of Monsanto Company in October 1995. From August 1994 to August 1995, Mr. Fortune was President and Chief Operating Officer of Coram-Healthcare Corporation, whose business is home infusion therapy for cancer and AIDS patients. From 1991 to 1994, Mr. Fortune was Corporate Vice President, Information Management for Bristol-Meyers Squibb. From 1989 to 1991, Mr. Fortune was Senior Vice President and General Manager of Packaging Corporation of America, prior to which he served as Vice President, Information Services and Corporate Vice President of the Parenterals Group of Baxter International. He is also a member of the Board of Directors of Parexel Corporation, a clinical research organization, and serves on the Board of Visitors of the School of Physical Sciences at the University of Chicago.

  Mr. Fraley was named President of Ceregen, a business unit of Monsanto, in 1995. From 1993 to 1995, Mr. Fraley was Vice President, New Products Division, of the Monsanto Agricultural Products Group. From 1990 to 1993, Mr. Fraley was Vice President, Research and Development, New Products Division, of the Monsanto Agricultural Products Group. Mr. Fraley is a director of DEKALB Genetics Corp., an agricultural products company.

  Mr. Hogan was appointed Corporate Vice President and Corporate Controller of Monsanto Company in January 1996. From 1986 to 1995, Mr. Hogan was Executive Vice President of General American Life and while holding such position also served as President and Director of Gencore Health Systems, Inc. and its predecessor organization from 1990 through 1994.

  Mr. Kunimoto has been the President and Acting Chief Executive Officer of the Company since July 1996. From June 1995 to July 1996, Mr. Kunimoto served as Vice President of Strategic Planning and Business Development. From November 1983 to June 1995, Mr. Kunimoto served in several senior management positions with the Company.

  Mr. Palefsky has been the Chairman and Chief Executive Officer of Collagen Corporation, a medical products company, since 1995. He served as President and Chief Executive Officer of Collagen Corporation from 1978 to 1995. He is also a director of Target Therapeutics, Inc. and Innovasive Devices, Inc., both medical products companies.

  Mr. Robson has been a Senior Advisor of Robertson, Stephens & Company since 1993. From 1989 to 1992, Mr. Robson was Deputy Secretary of the United States Treasury. Mr. Robson is also a director of Monsanto Company, a chemicals, pharmaceuticals and agricultural products company, Northrop Grumman Corporation, an aerospace and defense company, and Security Capital Industrial Trust, a real estate investment trust.

  Mr. Salquist has been a consultant to the Company since August 1996. Mr. Salquist had previously served as an executive officer of the Company since September 1983 and its Chief Executive Officer since November 1985. Mr. Salquist is a director of Collagen Corporation, a medical products company.

  Mr. Vangelos has been the President and Chief Executive Officer of Calavo Growers of California since September 1986, prior to which he held management positions at Castle & Cooke, including Vice President and General Manager of Processed Products and President of International Diversified Business and Fresh Marketing. From 1980 to 1984, he was the Chief Executive Officer of Impact Corporate Group, a food brokerage company. Mr. Vangelos was the 1993 Chairman of the Board of Directors of the Agricultural Council of California and a past Chairman of the United Fresh Fruit and Vegetable Association.

  Mr. Verfaillie was appointed an Executive Vice President of Monsanto Company in July 1995. Prior to this he served as President of The Agricultural Group, Vice President and Advisory Director--Monsanto Company from 1993 to 1995, Vice President and General Manager, Roundup Division--The Agricultural Group from 1990 to 1993, and Vice President-Commercial Development--Monsanto Agricultural Company from 1986 to 1990.

BOARD MEETINGS, COMMITTEES AND DIRECTOR COMPENSATION

  The Board of Directors of the Company (the "Board") held four meetings during the fiscal year ended June 30, 1996. No nominee attended fewer than 75% of the meetings of the Board of Directors and of the committee of the Board on which he served that were held during the period of the director's service except for Mr. Stinnett who passed away in January 1996.

  The Board has an Audit Committee, a Human Resources Committee and a Replacement/Retention Committee. From time to time, the Board has created various ad hoc committees for special purposes.

  The Audit Committee consists of Messrs. Palefsky, Robson and Fraley. The Audit Committee held three meetings in the last fiscal year. The Audit Committee recommends engagement of the Company's independent auditors and is primarily responsible for approving the services performed by the Company's independent auditors and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

  The Human Resources Committee consists of Messrs. Vangelos, Verfaillie and Baker. The Human Resources Committee held two meetings during the last fiscal year. The Human Resources Committee considers and makes recommendations to the Calgene Board of Directors concerning general compensation policies and employee benefit plans and specifically recommends salary levels and bonus awards for certain senior executive officers, including the Chief Executive Officer. The Human Resources Committee also administers Calgene's stock option plans and has sole authority to grant options to officers. The Human Resources Committee's executive salary and bonus recommendations for fiscal 1996 were approved by the Calgene Board of Directors without modifications.

  The Retention/Replacement Committee consists of Messrs. Palefsky, Verfaillie and Robson. The Retention/Replacement Committee held no meetings during the last fiscal year. The Retention/Replacement Committee is responsible for the retention and/or replacement of all of the executive officers of the Company. Under the terms of the Restated Stockholders Agreement, the Retention/Replacement Committee would be eliminated, thus leaving the Calgene Board of Directors thereafter responsible for the retention and/or replacement of all of the executive officers of the Company.

  Directors who are not also employees of the Company or Monsanto or their subsidiaries receive a fee of $1,000 per meeting ($250 per telephone meeting) attended, $500 per Board committee meeting attended (unless held on the same day as a Board meeting) and a monthly retainer of $1,000, plus out-of-pocket travel expenses. Prior to April 1, 1996, directors received an annual retainer of $3,000 (accruing and payable $250 per month). Under the 1996 Stock Option Plan, non-employee directors (excluding directors employed by Monsanto) receive an option to purchase 10,000 shares of Common Stock at the time of their initial election to the Board, and receive annually thereafter options to purchase 3,000 shares of Common Stock. These automatically granted options have terms of five years (subject to continued service on the Board), become exercisable in equal monthly increments over the twelve months following the respective grant dates and have exercise prices equal to the fair market value of the Common Stock on their respective dates of grant. On March 25, 1996, annual options were automatically granted to each of the nonemployee directors then serving (excluding directors employed by Monsanto) at an exercise price of $6.00 per share.

  There were no consulting fees paid to directors in fiscal 1996.

  In addition to the fees listed above, Monsanto Company transferred to Mr. Robson 15,000 shares of Common Stock of the Company pursuant to the terms of a letter agreement dated May 6, 1996 between John E. Robson and Monsanto Company. Such shares are subject to a three-year vesting period, under which 33 1/3% of the total number of shares originally granted become non-forfeitable on each March 31 commencing March 31, 1997.

                            EXECUTIVE COMPENSATION

SUMMARY OF CASH AND OTHER COMPENSATION

  The following table provides certain summary information concerning compensation earned during the last three fiscal years by the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company who were serving at the end of fiscal 1996 (the "named executive officers"). The table also includes such information for two former executive officers who at the end of fiscal 1996 were no longer employed by the Company or a subsidiary of the Company.

                          SUMMARY COMPENSATION TABLE


                                                                 LONG-TERM
                                                                COMPENSATION
                                    ANNUAL COMPENSATION(1)         AWARDS
                                 -----------------------------  ------------
                                                  OTHER ANNUAL   SECURITIES   ALL OTHER
NAME AND PRINCIPAL        FISCAL  SALARY   BONUS  COMPENSATION   UNDERLYING  COMPENSATION
     POSITION              YEAR    ($)      ($)       ($)       OPTIONS (#)      $(2)
------------------        ------ -------- ------- ------------  ------------ ------------

Roger H. Salquist(3)(4).   1996  $275,577 $   --        --            --        $3,596
 Chairman of the Board     1995   242,404     --        --        100,000        1,212
  and Chief Executive      1994   225,865     --        --        104,762          --
  Officer

Andrew M. Baum..........   1996   160,046  10,000       --         40,000        3,280
 Vice President            1995   162,600  10,000       --         25,000          840
                           1994   154,592     --        --            --           --

Thomas F. Hughes........   1996   125,261  25,000       --         55,175        3,002
 Division President,       1995   106,731  25,000       --         22,825        1,142
  Stoneville               1994    89,462     --        --         10,000          977
 Pedigreed Seed Company

Lloyd M. Kunimoto(5)....   1996   140,000  60,000       --         50,000        2,800
 Vice President            1995   140,538     --        --         25,000          754
                           1994   135,519   4,808       --            --           --

Michael J. Motroni......   1996   140,230     --    100,000(6)     20,000        2,962
 Vice President of         1995   120,461     --        --         15,000          647
  Finance and Secretary    1994   107,135   3,654       --            --           --

Roderick N. Stacey......   1996   198,462     --    695,000           --         6,524
 Former President and      1995   233,558     --        --            --         1,077
  Chief Operating Officer  1994   200,673     --      6,679       100,000          --

Danilo S. Lopez.........   1996   148,077     --    131,250           --         2,558
 Former President,         1995   171,635     --        --        100,000          815
  Calgene Fresh

--------
(1) Includes amounts earned in the fiscal year even if paid in the subsequent fiscal year or deferred pursuant to the Company's 401(k) savings plan. Excludes amounts paid during the fiscal year that were earned in a prior year.
(2) Amounts reported as "All Other Compensation" represent the Company's matching contributions under its 401(k) savings plan.
(3) The options shown in the table as granted to Mr. Salquist in fiscal 1994 were originally granted in 1987 for a six-year term and extended for four additional years in fiscal 1994.
(4) In August 1996 Mr. Salquist resigned as Chairman of the Board and Chief Executive Officer. Mr. Salquist remains as a member of the Board and has also become a consultant to the Company. See "Executive Compensation-- Change of Control Employment Agreements."
(5) Since the resignation of Mr. Salquist, Mr. Kunimoto has served as Acting

    Chief Executive Officer.

(6) Represents amount paid to Mr. Motroni in May 1996 pursuant to a Change of Control Employment Agreement dated July 19, 1995 and amended on May 31, 1996. See "Executive Compensation--Change of Control Employment Agreements."

CHANGE OF CONTROL EMPLOYMENT AGREEMENTS

  Messrs. Salquist, Stacey and Motroni entered into Change of Control Employment Agreements, dated as of July 19, 1995, with the Company. Each agreement becomes effective only upon a Change of Control (as defined) of the Company and provides that, if the employment of the officer is terminated by the Company without Cause (as defined) or by the officer for Good Reason (as defined) within the three-year term of the agreement or if (in the case of Mr. Salquist) he resigns upon the six-month or three-year anniversaries of the effective date of the agreement, the officer shall receive severance benefits that include a payment equal to 2.99 times his base salary and average bonus for the prior three fiscal years. For purposes of such agreements, a Change of Control included the closing of the transaction on March 31, 1996 pursuant to which Monsanto Company acquired a 49.9% equity interest in the combined business of the Company and Gargiulo, L.P. (the "Initial Monsanto Transaction"). See "Certain Transactions-- Reorganization Agreement."

  In connection with his resignation following the closing of the Initial Monsanto Transaction, Mr. Stacey and the Company entered into an amendment to his Change of Control Employment Agreement pursuant to which Mr. Stacey agreed that payments required to be made to him under such agreement would be paid over a one-year period rather than in a lump sum. The amended agreement provided for the payment of $347,500 upon Mr. Stacey's resignation and monthly payments of $9,000 during a 12 month consulting period and an additional payment of $239,500 at the end of the 12 month period.

  In connection with his resignation in August 1996, Mr. Salquist and the Company entered into an amendment to his Change of Control Employment Agreement pursuant to which Mr. Salquist agreed that payments required to be made to him under such agreement would be paid over a 13 month period rather than in a lump sum. The amended agreement provided for the payment of $315,000 upon Mr. Salquist's resignation and monthly payments of $25,000 during a 12 month consulting period and an additional payment of $290,000 at the end of the 12 month period.

  On May 31, 1996, Mr. Motroni and the Company entered into an amendment to his Change of Control Employment Agreement pursuant to which Mr. Motroni agreed to remain in the employ of the Company until the earlier of (i) May 31, 1997 or
(ii) the occurrence, after May 31, 1996, of any event that constitutes Good Reason (as defined) in consideration of the Company's payment to Mr. Motroni of $100,000. In addition, the amended agreement provides for the payment to Mr. Motroni of $335,000 upon the earliest of (i) the cessation of his employment for any reason after May 31, 1997, (ii) the termination of his employment without Cause (as defined) or by reason of death, or (iii) his resignation as a result of the occurrence of any event that constitutes Good Reason.

STOCK OPTION TABLES

  The following table provides information regarding stock options granted in fiscal 1996 to the named executive officers in the Summary Compensation Table. In accordance with rules of the Commission, the table shows the hypothetical gains that would be produced by the respective options based on assumed 5% and 10% rates of annual compound stock price appreciation from the date the options were granted until the end of the ten-year option terms. The actual value an executive may realize will depend on the spread between the market price and the exercise price on the date the option is exercised.

                         OPTION GRANTS IN LAST FISCAL YEAR


                                      INDIVIDUAL GRANTS                   POTENTIAL
                         --------------------------------------------  REALIZED VALUE
                                    PERCENT OF                           AT ASSUMED
                                      TOTAL                            ANNUAL RATES OF
                           NUMBER    OPTIONS                             STOCK PRICE
                         OF SHARES   GRANTED                          APPRECIATION FOR
                         UNDERLYING     TO                               OPTION TERM
                          OPTIONS   EMPLOYEES                              ($)(3)
                          GRANTED   IN FISCAL   EXERCISE   EXPIRATION -----------------
                           (#)(1)    YEAR(%)   PRICE($)(2)    DATE         5%      10%
                         ---------- ---------- ----------- ---------- -------- --------
Roger H. Salquist.......      --        --         --            --        --       --
Andrew M. Baum..........   40,000      2.00       5.75       4/22/06   144,646  366,561
Thomas F. Hughes........      175       --        6.75       7/27/05       743    1,883
                           25,000      1.25       5.688      3/22/06    89,429  226,630
                           30,000      1.51       5.75       4/22/06   108,484  274,921
Lloyd M. Kunimoto.......   50,000      2.51       5.75       4/22/06   180,807  458,201
Michael J. Motroni......    5,000       .25       4.75      12/18/05    14,936   37,851
                           15,000       .75       5.75       4/22/06    54,242  137,460
Roderick N. Stacey......      --        --         --            --        --       --
Danilo S. Lopez.........      --        --         --            --        --       --

--------
(1) Newly granted options have terms of ten years and become exercisable incrementally in equal monthly amounts over a period of five years from the date of grant. The committee that administers the stock option plan may, with the consent of the option holder, modify the terms (including price) of outstanding options.
(2) The exercise price may be paid in cash or by delivery of already-owned shares, subject to certain conditions.
(3) At assumed rates of appreciation of 5% and 10%, compounded annually, the Common Stock would appreciate in value 63% and 159%, respectively, over a ten-year period. These mandated computations do not represent the Company's estimate or projection of future Common Stock prices.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

  The following table shows stock options exercised by the named executive officers in the Summary Compensation Table during fiscal 1996, the aggregate value of gains on the dates of exercise, the number of shares covered by both exercisable and non-exercisable stock options as of fiscal year-end, and the year-end values for such options.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                        NUMBER OF SHARES
                                                     UNDERLYING UNEXERCISED   VALUE OF UNEXERCISED IN-THE-
                                                        OPTIONS AT FISCAL        MONEY OPTIONS AT FISCAL
                           SHARES                          YEAR-END(#)               YEAR-END($)(1)
                         ACQUIRED ON     VALUE      ------------------------- --------------------------------
                         EXERCISE(#) REALIZED($)(1) EXERCISABLE UNEXERCISABLE  EXERCISABLE      UNEXERCISABLE
                         ----------- -------------- ----------- ------------- --------------   ---------------

Roger H. Salquist.......     --           --          202,262       92,500             144,048              --
Andrew M. Baum..........     --           --           37,134       62,866               1,166           33,834
Thomas F. Hughes........     --           --           20,610       79,390               2,046           47,629
Lloyd M. Kunimoto.......     --           --           26,884       73,116               1,459           42,291
Michael J. Motroni......     --           --           33,085       41,915               2,782           19,718
Roderick N. Stacey......     --           --          107,830      160,170              10,500              --
Danilo S. Lopez.........     --           --              --           --                  --               --

--------

(1) Value is based on market value of the Common Stock at exercise date (for value realized), or at year-end (for value of unexercised options), minus the option exercise price.

                REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

COMPOSITION AND FUNCTIONS OF THE COMMITTEE

  The Human Resources Committee (referred to in this report as the "Committee") consists of three non-employee directors: Messrs. Allen J. Vangelos, Hendrik A. Verfaillie and Robert E. Baker.

  The Committee performs the functions of a compensation committee. The Committee considers and makes recommendations to the Calgene Board of Directors concerning general compensation policies and employee benefit plans and specifically recommends salary levels and bonus awards for certain senior executive officers, including the Chief Executive Officer. The Committee also administers Calgene's stock option plan and has sole authority to grant options to officers. The Committee's executive salary and bonus recommendations for fiscal 1996 were approved by the Calgene Board of Directors without modifications.

OBJECTIVES OF EXECUTIVE COMPENSATION POLICY

  The objectives of Calgene's executive compensation policy are to:

  . set executive compensation at levels sufficient to attract, retain and motivate highly qualified executive personnel;

  . align the interests of management and the stockholders by making a substantial portion of executive compensation dependent on the success of Calgene, as measured by long-term appreciation in the market price of Calgene's Common Stock; and

  . balance considerations of individual achievements each year with Calgene's financial and non-financial performance.

  In furtherance of these objectives, Calgene's executive compensation policy provides for a combination of base salary, cash incentive bonus awards and long-term stock options. Calgene also makes matching contributions under its 401(k) savings plan for all employees that participate, including its executive officers. Calgene does not provide its executives with significant perquisites.

SALARY AND BONUSES

  In determining its recommendation to the Calgene Board of Directors concerning the salary of senior executive officers, the Committee considers published data from annual surveys of executive compensation at other companies in its field. With the survey data as a reference point, the Committee makes adjustments based on its evaluation of Calgene executives' individual levels of experience, responsibility and past performance. The Committee also takes into consideration each executive's comparability with other Calgene executives. The Committee typically gives considerable weight to the views of the Chief Executive Officer with respect to executive salaries other than his own. Annual salary adjustments normally become effective in the month of July.

  The Committee also awards incentive bonuses for certain senior executives based on both individual and corporate performance. Such awards in 1996 were based on subjective assessments of performance and not on any specific formulas.

STOCK OPTIONS

  The granting of stock options is the principal method available to the Committee to align the interests of the executive officers with those of the stockholders. The option will reward the executive only if the market price of the Common Stock appreciates over the option term and the executive remains employed by Calgene over the vesting period. Options granted to executive officers generally have a ten-year term, vest over a period of five years and may be exercised at a price per share equal to the market price on the date of grant. Stock options are granted to at least some executive officers each year, as well as to numerous other employees. The number of shares in an option grant reflects the executive's position at Calgene, stock options granted to the executive in the past and the executive's potential contribution to the success of Calgene. In granting stock options to senior executive officers, the Committee has not followed any set of fixed guidelines.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

  The Committee increased the salary of Mr. Salquist from $225,000 in fiscal 1995 to $275,000 in fiscal 1996, reflecting his contributions to the Company and the consummation of the Initial Monsanto Transaction.

OTHER MATTERS

  The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code, which disallows a tax deduction to any publicly-held corporation for compensation (including non-cash compensation) exceeding $1 million in any year paid to any of the five most highly compensated executive officers, unless such compensation meets certain requirements. The cash compensation of each of Calgene's executive officers is well below $1 million. The principal non-cash compensation of Calgene executives is from stock options. Calgene is generally entitled to a tax deduction if an executive exercises a nonqualified stock option or disposes of shares acquired from the exercise of an incentive stock option before the required holding period has ended. The Committee believes that Calgene stock options either will meet the requirements of Section 162(m) or will not result in the loss of significant tax deductions. Taking this into account, as well as Calgene's large tax loss carryover and the reduced flexibility from a change to the stock option plan to conform to the requirements of Section 162(m), the Committee has not recommended any change to the stock option plan. However, the Committee may consider imposing annual exercise limitations in some future option grants to executives if Calgene would otherwise be deprived of significant tax benefits.

  The Calgene Board of Directors approved Change of Control Agreements for Roger
H. Salquist, Roderick N. Stacey and Michael J. Motroni. These agreements provide for the payment of severance compensation in the event of termination of their employment in connection with any Change of Control of Calgene.

  This report is submitted by the following directors, who constituted all the members of the Committee during fiscal 1996.

                                Robert E. Baker
                               Allen J. Vangelos

                          Hendrik A. Verfaillie

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

  During the fiscal year ended June 30, 1996, the members of the Human Resources Committee were Messrs. Baker, Vangelos and Verfaillie. None of the members has ever been an officer or employee of the Company or any of its subsidiaries. During fiscal 1996, there were no Committee "interlocks" within the meaning of the Securities and Exchange Commission rules, and there continue to be no such "interlocks."

  Mr. Salquist, former Chairman of the Board and Chief Executive Officer, participated in portions of meetings of the Committee at the invitation of the Committee and made various proposals to the Committee at its request. In addition, at the Committee's direction, Mr. Salquist set the cash compensation of certain other executives.

                            STOCK PERFORMANCE GRAPH

  The graph below compares the five-year cumulative total returns for Calgene Common Stock, the Nasdaq Composite Index and a select Peer Group Index of companies identified by Calgene. The graph assumes a $100 investment on June 30, 1991 in Calgene Common Stock and in each of the two indices, and assumes the reinvestment of all dividends paid by companies represented in the two indices. The representation of the component companies in the indices is weighted according to their respective market capitalizations at the end of each period for which cumulative returns are shown in the graph. The selected peer group index consists of the following agricultural biotechnology companies known by the Company to have their shares traded on the Nasdaq National Market: Mycogen Corporation, Ecogen Inc., DNA Plant Technology Corporation and Biosys Inc. The graph is in this Proxy Statement in accordance with the rules of the SEC and is not necessarily indicative of future performance.

              [CALGENE STOCK COMPARISON LINE GRAPH APPEARS HERE]


                                 6/30/91 6/30/92 6/30/93 6/30/94 6/30/95 6/30/96
                                 ------- ------- ------- ------- ------- -------

Calgene, Inc....................   100   120.63  148.51  149.96   95.13   89.88
Nasdaq Composite................   100   158.23  186.20  154.69  199.47  249.51
Peer Group Index................   100   120.85  124.61  118.34   68.42   71.18

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  The Company's officers and directors are required to file with the Securities and Exchange Commission reports of their acquisitions and dispositions of equity securities of the Company. Based on the Company's review of copies of such reports received by it, or written representations from reporting persons, the Company believes that during the fiscal year ended June 30, 1996, its officers and directors filed all required reports on a timely basis.

                                PROPOSAL NO. 2

                     APPROVAL OF TRANSACTION WITH MONSANTO

  The Company has entered into a Stock Purchase Agreement dated as of September 27, 1996 with Monsanto (the "Stock Purchase Agreement"), pursuant to which (i) the Company agreed to sell and issue to Monsanto, and Monsanto agreed to purchase, 6,250,000 shares of Common Stock of the Company (the "Additional Shares"), at $8.00 per share, for an aggregate purchase price of $50 million, thereby increasing Monsanto's ownership interest in shares of Calgene Common Stock from 49.9% to approximately 54.6% (without giving effect to the exercise of outstanding options and warrants), (ii) Monsanto and Calgene agreed to enter into a Restated Stockholders Agreement ("Restated Stockholders Agreement") amending and restating the Stockholders Agreement dated March 31, 1996 ("Stockholders Agreement"), and (iii) the Restated Certificate of Incorporation shall be amended to reflect the amendments to the Stockholders Agreement contemplated by the Restated Stockholders Agreement (the foregoing transactions are herein collectively referred to as the "Monsanto Transaction"). On September 27, 1996, the last reported sale price of the Calgene Common Stock on the Nasdaq National Market was $5.125 per share. Upon the closing of such purchase, Monsanto will own approximately 36,396,114 shares of Common Stock of the Company, representing approximately 54.6% of the issued and outstanding shares of Common Stock of the Company. The affirmative vote of (i) the holders of a majority of the shares of Common Stock present or represented at the Annual Meeting, other than broker non- votes and shares held by Monsanto and (ii) the holders of a majority of the shares of Common Stock outstanding on the Record Date is required for the approval of the Monsanto Transaction.

REASONS FOR THE TRANSACTION

  In the year ended June 30, 1996, the Company incurred substantial losses primarily in connection with the operation of its tomato business. As of June 30, 1996, the Company had available cash and equivalents and available for sale securities of $28.6 million and working capital of negative $1.5 million.

  The Company believes that significant additional funds are required to pay down debt, fund its tomato operations, support the market introduction of new cotton products and finance continued oils research and development. The Board of Directors of Calgene believes that the proposed transaction with Monsanto is on terms no less favorable to the Company than could be obtained from an independent third party. The Board determined to seek stockholder approval for the Monsanto Transaction because the transaction will enable Monsanto to nominate a majority of the members of the Board of Directors of Calgene. If the proposed transaction with Monsanto is not approved at the Annual Meeting, Calgene is unable to predict whether it will be able to obtain required financing on favorable terms, if at all.

  The Board of Directors recommends a vote FOR the Monsanto Transaction.

SUMMARY OF STOCK PURCHASE AGREEMENT

  Consummation of the purchase of the Additional Shares by Monsanto pursuant to the Stock Purchase Agreement is subject to various conditions including: (i) expiration of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HRS Act"), (ii) election of the five (5) Monsanto designated directors of the Company by the stockholders of

Calgene, (iii) approval of the Monsanto Transaction, which includes the issuance of the Additional Shares to Monsanto by the holders of a majority of the shares of Calgene Common Stock present or represented at the Annual Meeting, other than Monsanto, (iv) Calgene shall have executed the Restated Stockholders Agreement,
(v) the Additional Shares shall have been authorized for listing on the Nasdaq National Market, subject to official notice of issuance, (vi) between the date of the Stock Purchase Agreement and the Closing Date there shall have been no Material Adverse Change (as defined in the Stock Purchase Agreement) in the position, financial or otherwise, or the operations, assets, liabilities or results of operations of Calgene or its subsidiaries, and (vii) prior to Closing, Calgene shall not have issued, agreed to issue or approve the issuance of any shares of its capital stock or any options, warrants or other rights entitling the holder thereof to convert into or receive shares of Calgene capital stock, except for the grant of options for Calgene Common Stock to employees and consultants in the ordinary course of business and the issuance of shares of Calgene Common Stock pursuant to the exercise of outstanding options or warrants, unless approved by the Calgene directors designated by Monsanto in writing. The waiting period under the HSR Act has expired.

  The Stock Purchase Agreement provides that the closing of the transactions contemplated thereunder shall occur on the first date after the conditions set forth therein are satisfied or waived. Assuming the requisite stockholder approval at the Annual Meeting with respect to the Monsanto Transaction, Calgene and Monsanto presently anticipate closing on or about November 12, 1996. The Stock Purchase Agreement provides that either Monsanto or Calgene may terminate the Stock Purchase Agreement if the conditions for each's benefit as set forth therein are not satisfied or waived by January 31, 1997.

SUMMARY OF THE STOCKHOLDERS AGREEMENT AND THE RESTATED STOCKHOLDERS AGREEMENT

  As part of the Monsanto Transaction, the Stock Purchase Agreement provides that, simultaneously with the issuance of the Additional Shares to Monsanto, Calgene and Monsanto shall enter into the Restated Stockholders Agreement which amends and restates the existing Stockholders Agreement. A copy of the proposed Restated Stockholders Agreement is appended to this Proxy Statement as Exhibit A.

  The following is a summary of both the existing Stockholders Agreement which became effective on March 31, 1996 and the proposed Restated Stockholders Agreement which will become effective upon the consummation of the transactions contemplated by the Stock Purchase Agreement.

  Composition of the Calgene Board. The existing Stockholders Agreement provides that the composition of the Calgene Board and the manner of selecting members thereof shall be as follows:

    (a) After March 31, 1996, the Calgene Board shall be comprised of nine directors;

    (b) Until the earlier of any time that (i) Monsanto's percentage ownership of the outstanding Calgene securities ("Percentage Interest") is at least 55% or (ii) Calgene elects to convert borrowings made from Monsanto into equity securities of Calgene and Monsanto's Percentage Interest is at least 50% after such conversion (a "Trigger Event"), the Calgene Board shall consist of two directors who include the Chief Executive Officer and a second director nominated by a majority of the Company Directors (as hereinafter defined) ("Company Management Directors"), three Independent Directors (as defined in the Stockholders Agreement) nominated by Calgene ("Company Directors") and four directors nominated by Monsanto (each a "Monsanto Director"), at least one of which shall be an Independent Director;

    (c) At and after the occurrence of a Trigger Event, the Calgene Board shall be comprised of 11 Directors and Monsanto shall have the right to designate two additional directors to the Board; and

    (d) At any time that Monsanto's Percentage Interest is at least 70%, (i) Monsanto shall have the right to designate eight Calgene Directors, to consist of two Company Management Directors and six other directors designated by Monsanto (including at least one Independent Director) and (ii) Calgene shall have the right to designate three Independent Directors to the Board. At such time as Monsanto's Percentage Interest is at least 99%, Monsanto shall have the right to designate all of the Calgene Directors.

  The proposed Restated Stockholders Agreement provides that the composition of the Calgene Board and the manner of selecting members thereof shall be as follows:

    (a) Until otherwise changed in accordance with the Restated Stockholders Agreement, the Board of Directors of Calgene shall be comprised of nine Directors consisting of one Company Management Director, three Independent Directors and five Directors designated by Monsanto, at least one of which shall be an Independent Director. With respect to the nominees for election at the Annual Meeting, Mr. Kunimoto is the Company Management Director, Messrs. Salquist, Vangelos and Palefsky are the Company Directors and Messrs. Verfaillie, Fraley, Robson, Hogan and Fortune have been designated by Monsanto with Mr. Robson being the Independent Director designated by Monsanto.

    (b) The provision in the existing Stockholders Agreement set forth in clause
  (c) above, increasing the Calgene Board to 11 upon the occurrence of a Trigger Event and granting to Monsanto the right to designate two additional directors was deleted.

    (c) At any time that Monsanto's Percentage Interest is at least seventy percent (70%), Calgene shall nominate (i) six directors designated by Monsanto which shall consist of one Company Management Director and five Monsanto directors (including at least one Independent Director) and (ii) three Independent Directors. At such time as Monsanto's Percentage Interest is at least ninety-nine percent (99%), Calgene shall nominate nine directors designated by Monsanto.

  The Restated Stockholders Agreement also provides that the Board of Directors, by unanimous action, may increase the number of directors comprising the Board and may elect, or nominate for election, the director(s) to fill the vacancy or vacancies created by such increase.

  Under the terms of the existing Stockholders Agreement, and unchanged by the Restated Stockholders Agreement, Calgene shall nominate the following number of Monsanto designees when the Monsanto Percentage Interest is as set forth below:

                                                                MONSANTO
                                                        DESIGNEES FOR NOMINATION
    MONSANTO PERCENTAGE INTEREST                          TO THE CALGENE BOARD
    ----------------------------                        ------------------------
   less than 40% but at least 20%......................       3 directors
   less than 20% but at least 10%......................       2 directors
   less than 10% but at least 5%.......................        1 director
   less than 5%........................................              none


  In addition, the Restated Stockholders Agreement has changed the definition of "Trigger Event" so that upon the purchase by Monsanto of the Additional Shares pursuant to the Stock Purchase Agreement a "Trigger Event" occurs.

  Under the terms of the Restated Stockholders Agreement the Retention/Replacement Committee would be eliminated, leaving the Calgene Board of Directors thereafter responsible for the retention and/or replacement of all of the executive officers of the Company.

  Registration Rights. The Stockholders Agreement provides Monsanto and certain assignees may, subject to certain conditions and limitations, require Calgene, whether or not Calgene proposes to register its Common Stock for sale, to register with the Securities and Exchange Commission all or part of the shares held by Monsanto. The Restated Stockholders Agreement provides that the Additional Shares acquired by Monsanto pursuant to the Stock Purchase Agreement shall also be entitled to these registration rights. Calgene is not required to effect such a registration prior to September 30, 1998, unless an event of default has occurred and is continuing under the Credit Agreements. See "Certain Transactions--Credit Agreements."

  Anti-Dilution Rights. If at any time Calgene agrees to sell shares of Calgene Common Stock or other securities having the right to vote generally in any election of directors of Calgene (collectively, "Calgene Securities") in a private or public offering (other than pursuant to Calgene stock option plans),

Monsanto is entitled to notice of such proposed sale and has the right, but not the obligation, to acquire all or any portion of the Calgene Securities to be offered for sale sufficient for Monsanto to maintain, after the consummation of the proposed offering, the same percentage of ownership of Calgene Securities as Monsanto possessed immediately prior to such offering. With respect to shares of Calgene Securities issued pursuant to Calgene's stock option plans, Monsanto shall have the right to maintain its percentage ownership of issued and outstanding Calgene Securities by making open market purchases in accordance with the Stockholders Agreement. This provision is unchanged by the Restated Stockholders Agreement.

  Limitations on Monsanto's Ownership of Calgene Securities. The existing Stockholders Agreement provides that until September 30, 1998 Monsanto may not increase its Percentage Interest above 49.9% except in limited circumstances such as:

    (a) conversion of principal and/or interest under the Credit Agreements;

    (b) issuance of Calgene Securities in an asset sale by Monsanto to Calgene;

    (c) prior to March 31, 1997 a tender offer for 100% of the publicly held shares; or

    (d) on or after March 31, 1997, a tender offer to increase its Percentage Interest to 70%, provided if Monsanto increases its Percentage Interest to more than 80%, then it has to tender for 100% of the publicly held shares.

  In both (c) and (d) above, the price must be approved by disinterested directors and supported by a fairness opinion by an investment banking firm.

  The Restated Stockholders Agreement increases the Percentage Interest which Monsanto may hold prior to September 30, 1998 to 54.6% to reflect the purchase of the Additional Shares pursuant to the Stock Purchase Agreement and deletes clause (c) above.

  Limitations on Monsanto's Resale of Calgene Securities. The existing Stockholders Agreement provides that Monsanto shall not, directly or indirectly, sell any Calgene Securities (other than to an affiliate) except as follows: (a) on and after March 31, 1997, Monsanto may sell Calgene Securities (i) as part of a joint venture, merger or sale of all or substantially all of its current Crop Protection business unit, as such business may be subsequently renamed or reorganized, or (ii) pursuant to a tender offer by a third party to the stockholders of Calgene; (b) after September 30, 1998, in addition to the rights set forth in (a) above, Monsanto may sell Calgene Securities (ii) in a registered public offering pursuant to the registration rights granted to Monsanto under the Stockholders Agreement; (ii) through sales pursuant to Rule 144 under the Securities Act of 1933 (the "Securities Act"); (iii) through sales of not more than 10% of the total issued and outstanding Calgene Securities to a Non-Financial Purchaser (as defined in the Stockholders Agreement); or (iv) through sales to a Financial Purchaser (as defined in the Stockholders Agreement); (c) after September 30, 1999, in addition to the rights set forth in
(a) and (b) above, Monsanto may sell Calgene Securities through a private sale of 35% or more of the total issued and outstanding Calgene Securities to a Non-Financial Purchaser under circumstances where such third party assumes the applicable and proportionate rights and obligations of Monsanto under the Stockholders Agreement and the other transaction agreements; and (d) notwithstanding the foregoing, at any time, Monsanto may sell Calgene Securities issued to Monsanto upon conversion by Monsanto of principal or accrued interest under the Credit Agreements after the occurrence of an event of default (see "Certain Transactions--Credit Agreements").

  This provision will not be changed by the Restated Stockholders Agreement.

  Approval Required for Certain Actions. The existing Stockholder Agreement provides as follows:

    (a) On and after March 31, 1996 until the earlier of a Trigger Event or such date on which Monsanto's Percentage Interest is less than 25%, a majority of the Calgene Board, including at least one Company Director and one Monsanto Management Director, shall be required to approve any of the following: (i) the entry by Calgene or any of its Affiliates into any merger or consolidation or the acquisition by Calgene or any of its Affiliates of any business or assets that would constitute more than 10% of Calgene's total assets determined on a consolidated basis (a "Substantial

  Part"); (ii) the sale, pledge, grant of security interest in, transfer, retirement or other disposal of a Substantial Part of Calgene, except pursuant to a security interest granted in connection with borrowings permitted under subsection (iv) below or the pledge or granting of a security interest in certain intangible property as further described in the Stockholders Agreement; (iii) any dividend by or return of capital by Calgene or Gargiulo, Inc. (formerly Tomato Investment Associates, Inc.) (other than such distributions by Gargiulo, Inc. to Calgene as are necessary for Calgene to timely perform its obligations under the Gargiulo Credit Facility Agreement);
  (iv) any incurrence or assumption, in the aggregate, by Calgene, any of its affiliates or any combination thereof, of any indebtedness for borrowed money at any time outstanding exceeding in the aggregate (determined on a consolidated basis) the greater of (A) $15 million, increasing by $5 million on each July 1 commencing July 1, 1996, plus amounts secured by inventory and/or receivables for seasonal working capital lines and indebtedness incurred to acquire property, plant or equipment and secured by the acquired asset, minus amounts outstanding under the Calgene Credit Facility Agreement, or (B) the amounts set forth in the Calgene Operating Plan (as defined in the Stockholders Agreement), provided that loans under the Gargiulo Credit Facility Agreement shall not be counted in this limitation; (v) the repurchase or redemption of any Calgene securities, other than from employees upon termination of employment or service; (vi) the establishment of any new committees of the Calgene Board or new or revised delegations of Calgene Board authority to any Calgene Board committee or changes or revisions to general delegations of authority to officers or other persons for categories of expenditures; (vii) the adoption of or amendment to any benefit or incentive plans of Calgene or any of its Affiliates which would increase the annual cost thereof by more than fifteen percent (15%) from the prior fiscal year or any adoption of, or amendment to, any stock option plan; (viii) the election, appointment or removal of the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of Calgene and its successors and the establishment of its annual or long-term compensation level and benefits (other than agreements in effect at the Effective Time); provided, however, that Monsanto shall have the right to select the Chief Technical Officer of Calgene and a controller reporting to the Chief Financial Officer of Calgene; (ix) approval of the Operating Plan and Strategic Plan (each as defined in the Stockholders Agreement) of Calgene and its Affiliates, as well as the annual operating plan and long-term strategic plan for the Gargiulo business, to be submitted to the Calgene Board annually for approval, and any material changes thereto; (x) any transaction between Calgene (and its Affiliates), on the one hand, and its directors, officers or employees, on the other hand, which is not in the normal course of business; (xi) any modification of the transaction agreements; (xii) any amendment of the By-Laws or Certificate of Incorporation of Calgene or Gargiulo, Inc.; (xiii) the issuance of additional Calgene securities (other than warrants for the purchase of Calgene securities) in excess of 4,000,000 shares of Calgene Common Stock in any two-year period to a third party, other than pursuant to plans referred to in subsection (vii) above or the issuance of any warrants for the purchase of Calgene securities;
  (xiv) the sale or licensing by Calgene or any of its Affiliates of certain intangible property, as further described in the Stockholders Agreement, or any other intangible property for consideration (other than royalties contingent on future sales) exceeding $5 million in the aggregate (determined on a consolidated basis) per transaction or per series of related transactions; (xv) new fixed capital investments, capital leases or noncancellable operating leases by Calgene and its Affiliates having annual payments in the aggregate (determined on a consolidated basis) exceeding the aggregate amount set forth in the Operating Plan; (xvi) matters relating to Gargiulo, Inc. covered in Article 5 of the Stockholders Agreement, including, without limitation, any changes in the composition of the Gargiulo Board of Directors; (xvii) any press release which mentions or directly or indirectly refers to Monsanto, except as required by law and where Calgene Board approval cannot be obtained in a timely manner; (xviii) the initiation, settlement or termination of any suit or proceeding concerning intellectual property, any other matter which could have an adverse public affairs effect upon Monsanto or the filing of any insolvency or bankruptcy proceeding by or on behalf of Calgene or any of its Affiliates; or (xix) the removal or election of the directors, subject to the terms of the Stockholders Agreement, of Gargiulo, Inc.

    (b) After a Trigger Event and until the earlier of (i) March 31, 1999 or
  (ii) such time as Monsanto's Percentage Interest is at least seventy percent (70%), a majority of the Calgene Board, including at least two Company Directors, shall be required to approve any of the following: except as provided in the Stockholders Agreement, the matters set forth in clauses (i), (ii), (vi), (viii), (ix) and (xi) of paragraph (a) above; or (ii) any transaction between Calgene (and its Affiliates) and Monsanto or any Affiliate of Monsanto.

    (c) From and after the occurrence of both (i) a Trigger Event and (ii) March 31, 1999, and until Monsanto's Percentage Interest is at least 99%, neither Monsanto nor any of Affiliates shall enter into any transaction with Calgene or any of its Affiliates without the approval of at least two Company Directors.

  The Restated Stockholders Agreement will delete clause (a)(xvi) above because
Article 5 of the Stockholders Agreement referred to therein, which contained several provisions relating to the operations of

Gargiulo, Inc. (formerly Tomato Investment Associates, Inc.) a wholly owned subsidiary of Calgene, will also be deleted.

  Further, the Restated Stockholders Agreement changes the definition of "Trigger Event" so that upon the purchase by Monsanto of the Additional Shares a "Trigger Event" occurs. Accordingly, after the purchase by Monsanto of the Additional Shares, clause (b) above, not clause (a), will be applicable.

CERTIFICATE OF AMENDMENT

  The amendments to Calgene's Certificate of Incorporation reflected in the proposed Certificate of Amendment are to (i) reflect the amendments to the provisions in the Stockholders Agreement as reflected in the Restated Stockholders Agreement and described in the "Composition of the Calgene Board" and "Approval Required for Certain Actions," and (ii) increase the authorized shares of Calgene from 80,000,000 shares to 100,000,000 shares. A copy of the Certificate of Amendment is appended to this Proxy Statement as Exhibit B.

  The affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the Record Date is required for the approval of the amendments. Monsanto, which owns 49.9% of the outstanding shares of Common Stock as of the Record Date, has advised the Company that it intends on voting in favor of the amendments. Additionally, the amendments to Calgene's Certificate of Incorporation to reflect the Restated Stockholders Agreement will also require the affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Annual Meeting, other than broker non-votes and other than those held by Monsanto.

  THE FOREGOING IS A BRIEF SUMMARY OF CERTAIN PROVISIONS OF THE STOCK PURCHASE AGREEMENT, THE RESTATED STOCKHOLDERS AGREEMENT AND CERTIFICATE OF AMENDMENT. THE RESTATED STOCKHOLDERS AGREEMENT AND CERTIFICATE OF AMENDMENT ARE ATTACHED HERETO AS EXHIBITS A AND B, RESPECTIVELY, AND INCORPORATED BY REFERENCE HEREIN.

                             CERTAIN TRANSACTIONS

SUMMARY OF EXISTING AGREEMENTS WITH MONSANTO

  Reorganization Agreement. On October 13, 1995, the Company and Monsanto entered into an Agreement and Plan of Reorganization ("Reorganization Agreement") and certain other agreements whereby Monsanto contributed all of the outstanding shares of capital stock of Tomato Investment Associates, Inc., a wholly-owned subsidiary of Monsanto ("TIA"), whose principal asset was the entire equity interest in Gargiulo, L.P., $30 million in cash and certain technology licenses in exchange for a 49.9% equity interest in the Company. In connection with the Reorganization Agreement, a total of 30,146,114 shares of Common Stock of the Company were issued to Monsanto. The Reorganization Agreement was approved by the stockholders of the Company on March 25, 1996. On March 31, 1996 (the "Effective Time"), the Company and Monsanto consummated the transactions contemplated by the Reorganization Agreement which included entering into the agreements discussed below. Subsequent to the Effective Date, Gargiulo L.P. was merged into TIA and TIA changed its name to "Gargiulo, Inc."

  Stockholders Agreement. On March 31, 1996, the Company and Monsanto entered into a Stockholders Agreement (the "Stockholders Agreement"). The Stockholders Agreement and the proposed Restated Stockholders Agreement are summarized herein under "Proposal No. 2--Approval of Transaction with Monsanto--Summary of the Stockholders Agreement and the Restated Stockholders Agreement."

CREDIT AGREEMENTS

 Calgene Credit Facility Agreement

  On March 31, 1996, Monsanto and Calgene entered into the Calgene Credit Facility Agreement pursuant to which Monsanto shall, during the Commitment Period (as hereinafter defined), and subject to the terms and conditions contained therein, make, at the request of Calgene, three consecutive one-year loans of up to $15 million each (each a "Calgene Loan" and together the "Calgene Loans"), collectively totalling not more than $45,000,000. At no time shall the outstanding principal of all Calgene Loans exceed $15 million. Prior to the occurrence of an Event of Default (as defined in the Calgene Credit Facility Agreement), Calgene may borrow, repay and reborrow under each Calgene Loan, each such borrowing or reborrowing being an "Advance." The "Commitment Period" began on March 31, 1996 and ends on the earlier of September 30, 1998, or such earlier time that Monsanto terminates its obligations to make further Advances under the Calgene Credit Facility Agreement. The Calgene Loans made pursuant to the Calgene Credit Facility Agreement are to be secured by the joint and several guaranty of the subsidiaries of Calgene.

  Prior to the occurrence of an Event of Default, the Calgene Loans bear interest at the per annum rate equal to 2.00% above Citibank's published prime rate (the "Calgene Base Rate"), and following an Event of Default at the per annum rate equal to 3.00% above the Calgene Base Rate. During the continuance of an Event of Default, Calgene shall have no right to obtain any new Advances under this Agreement. The Calgene Loans may be prepaid in whole or in part at any time after giving at least three days prior written notice to Monsanto.

  In lieu of repayment of outstanding principal and accrued interest on each Calgene Loan, Calgene, subject to Monsanto's right to require Calgene to sell shares and pay cash, as provided below, may elect to convert all or any portion of the principal and accrued interest due under the applicable Calgene Loan (the "Conversion Amount") into shares of Calgene Common Stock at the average of the closing market price for such shares during the thirty trading days immediately preceding the applicable maturity date for such Calgene Loan.

  Monsanto may, in its sole discretion and within five business days after its receipt of notice from Calgene that Calgene intends to exercise Calgene's rights to convert the Conversion Amount, give written notice to Calgene stating that
(i) all or any part of the Conversion Amount shall be payable in cash (the

"Alternative Conversion Amount"), (ii) Calgene shall, at its expense, sell publicly such number of shares of its common stock as Monsanto would have received if the Alternative Conversion Amount had been converted as described above and (iii) the net proceeds of such sale shall be paid by Calgene to Monsanto in full payment and satisfaction of such Alternative Conversion Amount.

  Upon any such conversion, the Conversion Amount shall first be applied to reduce the accrued interest due on the applicable Calgene Loan as of the applicable maturity date, and any remaining portion of the Conversion Amount shall be applied to reduce the principal due on such Calgene Loan. In any event, on each annual Maturity Date (as defined in the Calgene Credit Facility Agreement), all outstanding principal and accrued interest not converted by Calgene into shares of Calgene Common Stock shall be repaid in full to Monsanto.

  Upon the occurrence and during the continuation of an Event of Default, for a period of thirty (30) days from the occurrence of the Event of Default, Calgene, subject to Monsanto's right to require Calgene to sell shares and pay cash, as described above, may similarly elect to convert all or any portion of the principal and accrued interest under any outstanding Calgene Loan into shares of Calgene Common Stock. If Calgene does not elect to exercise its conversion rights upon such an Event of Default, Monsanto may, in addition to its other remedies, elect to convert all or a portion of the remaining principal and accrued interest under such Calgene Loan into shares of Calgene Common Stock at the average of the closing market prices for such shares during the thirty days preceding such Event of Default. In no event, however, shall Monsanto elect to convert principal and accrued interest into more than 3,000,000 shares of Calgene Common Stock (as such number is adjusted for stock dividends, stock splits and similar events affecting holders of Calgene's common stock).

  The obligation of Monsanto to provide Advances is subject to the fulfillment of certain conditions, including, among others: (i) the continued accuracy of all representations and warranties made by Calgene and its subsidiaries; (ii) the compliance with all covenants contained in the Calgene Credit Facility Agreement; (iii) no event shall have occurred which would constitute an Event of Default or Potential Event of Default (as defined in the Calgene Credit Facility Agreement); or (iv) there shall not have occurred any circumstance which could reasonably be expected to have a material adverse effect on (A) the business, assets, operations or financial condition of Calgene and its subsidiaries, taken as a whole, or (B) the ability of the Company and its subsidiaries to perform their obligations under the Calgene Credit Facility Agreement.

  The covenants contained in the Calgene Credit Facility Agreement require Calgene to maintain a minimum consolidated net worth of not less than $10 million and a minimum consolidated working capital of not less than $5 million. The Calgene Credit Facility Agreement also requires that Calgene and its subsidiaries meet certain specified financial ratios, including a ratio of total long-term liabilities to net worth and a current ratio. In addition, the Calgene Credit Facility Agreement imposes a number of limitations on Calgene with respect to future acquisitions, liens, mergers and the sale of assets, loans and investments, guaranties, capital expenditures, the payment of dividends and the incurrence of indebtedness. The existence of these covenants could limit Calgene's ability to finance the growth of its existing operations if cash flows were to decrease substantially or if expenses were to increase substantially. These covenants would also limit Calgene's ability to engage in additional acquisitions that would significantly increase the ratio of long- term indebtedness to net worth following such acquisitions. The failure of Calgene to satisfy these covenants would cause an Event of Default which could have a material adverse effect on its business and results of operations. Calgene is not in compliance with certain financial covenants contained in the Calgene Credit Facility Agreement. Monsanto has agreed to grant Calgene a limited waiver with respect to such non-compliance only as to the initial Advance which matures March 31, 1997, provided Calgene first makes all reasonable efforts to obtain any further necessary funds from its existing senior lenders.

  All of the Calgene Loans shall be subordinated and subject in right of payment to the prior payment in full of a certain senior indebtedness of Calgene as more fully described in the Calgene Credit Facility Agreement. No payment on account of principal or interest on the Calgene Loans shall be made if at the time of such payment or immediately after giving the effect thereto: (i) there shall exist a default in any payment with respect to any such senior indebtedness or
(ii) there shall have occurred an event of default (other than a default in the payment of amounts due thereon) with respect to any such senior indebtedness.

  As of August 31, 1996, there was no outstanding balance of principal and interest under the Calgene Credit Facility Agreement.

 Gargiulo Credit Facility Agreement

  On March 31, 1996, Monsanto and Calgene entered into the Gargiulo Credit Facility Agreement pursuant to which Monsanto shall, during the Commitment Period (as hereinafter defined), and subject to the terms and conditions contained therein, make available to Calgene a revolving credit facility of up to $40 million (the "Gargiulo Loan").

  The Gargiulo Loan has been used to acquire Collier Farms and to support the branded tomato strategy of Gargiulo as determined by the Gargiulo Board of Directors (other than amounts used to finance the acquisition of Collier Farms). Prior to the occurrence of an Event of Default (as defined in the Gargiulo Credit Facility Agreement), Gargiulo may borrow, repay and reborrow, each such borrowing or reborrowing being an "Advance." In order to obtain an Advance from Monsanto under the Gargiulo Credit Facility Agreement, Gargiulo must provide documentation reasonably acceptable to Monsanto verifying that Gargiulo has reached certain milestones and achieved certain goals as set forth therein. The maximum amount of each Advance is subject to certain limitations based upon such milestones and goals. The "Commitment Period" began on March 31, 1996 and ends on the earlier of the fourth anniversary or such earlier time that Monsanto terminates its obligations to make further Advances. The Gargiulo Loan is secured by the joint and several guaranty of the subsidiaries of Calgene.

  Prior to the occurrence of an Event of Default, the Gargiulo Loan shall bear interest at the per annum rate equal to 2.00% above Citibank's published prime rate (the "Gargiulo Base Rate"), and following an Event of Default at the per annum rate equal to 3.00% above the Gargiulo Base Rate. During the continuance of an Event of Default, Calgene shall have no right to obtain any new Advances. The Gargiulo Loan may be prepaid in whole or in part at any time after giving at least three days prior written notice to Monsanto.

  The Gargiulo Loan is payable, unless extended as described below, in one payment on the fourth anniversary of the Effective Time (the "Maturity Date") in an amount equal to the lesser of (i) the Repayment Portion of the Cumulative Free Cash Flow (as defined in the Gargiulo Credit Facility Agreement) of Gargiulo from the Effective Time to the Maturity Date and (ii) the amount of the outstanding principal and accrued interest on the Gargiulo Loan. "Repayment Portion" means the sum of 20% of the first $10 million of Cumulative Free Cash Flow, 50% of the next $10 million and 80% of the remaining balance. In the event that the Repayment Portion is not sufficient to pay all of the then outstanding principal and accrued interest at the Maturity Date, the maturity date with respect to the unpaid amount of outstanding principal and interest shall be extended to the sixth anniversary of the Effective Time (the "Extended Maturity Date"). In the event the Repayment Portion of the Cumulative Free Cash Flow (less amounts previously paid) is not sufficient to pay the then outstanding principal and accrued interest at the Extended Maturity Date, Calgene shall pay Monsanto such lesser amount and Monsanto, at its sole option, may do any one or combination of the following: (i) convert all or any portion of the then outstanding principal and accrued interest into shares of Calgene Common Stock at the average of the closing market prices for such shares during the thirty trading days immediately preceding the date of such conversion, (ii) further extend the Final Maturity Date (as defined in the Gargiulo Credit Facility Agreement) upon the same terms as are contained in the Gargiulo Credit Facility Agreement, or (iii) as to any unpaid amount which is not converted under clause
(i) or for which payment is not extended pursuant to clause (ii), cause Calgene to sell publicly that number of shares of Calgene Common Stock as Monsanto would have received if such amount has been converted under clause (i) above with the net proceeds of such sale being delivered to Monsanto in full payment and satisfaction of such amount.

  Upon the occurrence and during the continuation of an Event of Default, Monsanto may, in addition to its other remedies, similarly elect to convert all or any portion of the principal and accrued interest under the Gargiulo Loan (the "Gargiulo Conversion Amount") into shares of Calgene Common Stock at the average of the closing market prices for such shares during the thirty days preceding such Event of Default. In no event, however, shall Monsanto elect to convert principal and accrued interest into more than 8,000,000 shares of Calgene Common Stock (as such number is adjusted for stock dividends, stock splits and similar events affecting holders of Calgene's common stock). Upon any such conversion, the Gargiulo Conversion Amount shall first be applied to reduce the accrued interest due on the Gargiulo Loan, and any remaining portion of the Gargiulo Conversion Amount shall be applied to reduce the principal due on such Gargiulo Loan.

  The obligation of Monsanto to provide Advances is subject to the fulfillment of certain conditions, including, among others: (i) the continued accuracy of all representations and warranties made by Calgene and its subsidiaries; (ii) the compliance with all covenants contained in the Gargiulo Credit Facility Agreement; (iii) no event shall have occurred which would constitute an Event of Default or Potential Event of Default (as defined in the Gargiulo Credit Facility Agreement); or (iv) there shall not have occurred any circumstance which could reasonably be expected to have a material adverse effect on (A) the business, assets, operations or financial condition of Calgene and its subsidiaries, taken as a whole or (B) the ability of the Company and its subsidiaries to perform their obligations under the Gargiulo Credit Facility Agreement.

  The covenants contained in the Gargiulo Credit Facility Agreement require Calgene to maintain a minimum consolidated net worth of not less than $10 million and a minimum consolidated working capital of not less than $5 million. The Gargiulo Credit Facility Agreement also requires that Calgene and its subsidiaries meet certain specified financial ratios, including a ratio of total long-term liabilities to net worth and a current ratio. In addition, the Gargiulo Credit Facility Agreement imposes a number of limitations on Calgene and each of its subsidiaries with respect to future acquisitions, liens, mergers and the sale of assets, loans and investments, guaranties, capital expenditures, the payment of dividends and the incurrence of indebtedness. The existence of these covenants could limit Calgene's ability to finance the growth of its existing operations if cash flows were to decrease substantially or if expenses were to increase substantially. These covenants would also limit Calgene's ability to engage in additional acquisitions that would significantly increase the ratio of long-term indebtedness to net worth following such acquisitions. The failure of Calgene to satisfy these covenants would cause an Event of Default which could have a material adverse effect on its business and results of operations. Calgene is not in compliance with certain financial covenants contained in the Gargiulo Credit Facility Agreement. Calgene intends to seek a waiver from Monsanto with respect to such non-compliance.

  The Gargiulo Loan is to be subordinated and subject in right of payment to the prior payment in full of certain senior indebtedness of Calgene as more fully described in the Gargiulo Credit Facility Agreement. No payment on account of principal or interest on the Gargiulo Loan shall be made if at the time of such payment or immediately after giving the effect thereto, (i) there shall exist a default in any payment with respect to any such senior indebtedness or (ii) there shall have occurred an event of default (other than a default in the payment of amounts due thereon) with respect to any such senior indebtedness.

  As of August 31, 1996, the outstanding balance of principal and interest under the Gargiulo Credit Facility Agreement was $25.1 million.

 License Agreements

  As part of the Initial Monsanto Transaction in March 1996, Monsanto contributed certain technology licenses to Calgene pursuant to various license agreements and letter agreements. The technologies underlying the License Agreements are summarized below.

  ACC Synthase and ACC Deaminase. ACC is a precursor of ethylene, a plant growth regulator that induces ripening in certain fruits. By reducing the amount of ACC available for conversion into ethylene, the ripening process can be delayed. Control of the ripening process may enable Calgene to improve the efficiency of its tomato production operations. Calgene will be granted non-exclusive, perpetual, royalty-free rights to the ACC synthase and ACC deaminase genes for use in certain produce crops and shall be able to practice under Monsanto's ACC Synthase license from the USDA.

  Fruit-specific Promoters. Promoters control the expression of genes in each plant cell. In order for certain genes to function in a beneficial manner, expression of these genes must be restricted to certain parts of the plant. Fruit-specific promoters provide a means of limiting gene expression to the fruit. For example, these promoters may be useful in regulating carbohydrate metabolism (e.g., sugar content) in ripening fruits such as tomatoes and strawberries. Calgene has been granted non-exclusive, perpetual, royalty-free rights to certain fruit-specific promoters for use in certain produce crops.

  Virus Resistance Genes. Virus infection is known to significantly reduce the yields of certain crops, including tomatoes. Monsanto has developed methods of interfering with viral replication in engineered plants, which slows the rate and degree of infection, and reduces the yield loss resulting from the infection. Calgene has been granted non-exclusive, perpetual, royalty-free or royalty-bearing rights to certain aspects of Monsanto's patent estate related to the engineering of virus resistance into certain produce crops.

  FAD 3 Gene. The FAD 3 gene controls the relative amount of polyunsaturated fatty acids found in plant oils, including canola oil. Calgene believes that reducing the expression of the FAD 3 gene in engineered canola plants may result in an oil with reduced linoleic and linolenic acid content. Such an oil would be a superior cooking oil, as well as a superior raw material for the production of margarine and shortening. Calgene has been granted exclusive, perpetual, royalty-bearing rights to the FAD 3 gene for use in certain oilseed crops.

  Insect Resistance Gene. Monsanto has modified genes from a soil microorganism called Bacillus thurengiensis ("B.t.") the encode proteins that are toxic to certain insects. Use of insecticides to control insects is a major cost in the production of tomatoes. Calgene has been granted non-exclusive, perpetual, royalty-free rights to Monsanto's B.t. patent estate for use in certain produce crops.

  ADP Glucose Pyrophosphorylase ("ADPGPP") Gene. The ADPGPP gene is a bacterial gene involved in starch biosynthesis. By expression of this gene in plants, the starch and/or sugar content of plants can be increased. This may improve the flavor or sweetness of produce crops such as tomatoes or strawberries. Calgene has been granted non-exclusive, perpetual, royalty-free rights to Monsanto's patent estate related to ADPGPP for use in certain produce crops. Monsanto and Calgene are parties to an interference at the United States Patent and Trademark Office relating to the ADPGPP gene.

  Oil Modification Technology. Monsanto has certain patent rights and know-how related to the production of plants with altered oil compositions. By modifying oil composition it may be possible to provide temperate sources of certain tropical oils and the production of novel oil compositions. The Monsanto oil modification genes include sucrose phosphorylase, cytochrome b5 and PEP carboxylase. Calgene has been granted non-exclusive, perpetual, royalty-free rights under Monsanto's patents and know-how for use in certain oilseed crops.

 Insect Protected Cotton Direct Grower Licensing Agreement

  Calgene has entered into an agreement with Monsanto under which Calgene will participate in the direct licensing of Monsanto's B.t. technology to cotton growers. Under the terms of this agreement, Monsanto has granted to Calgene a non-exclusive, royalty-free U.S. license to use Monsanto's B.t. technology in Calgene's cottonseed products. Subject to the issuance of a Monsanto patent that covers the B.t. gene that is currently being utilized in Calgene's cottonseed product development program, Calgene would be obligated under applicable patent law to end use of its current B.t. gene and is permitted under such agreement to incorporate Monsanto's B.t. gene into its product development program over a four-year period.

  Monsanto intends to enter into license agreements directly with cotton growers. Under the terms of these agreements, cotton growers would obtain a one-time right to purchase a specified number of units of cottonseed containing

Monsanto's B.t. gene in return for the payment of a license fee. Monsanto has agreed to pay to Calgene a specified percentage of the net license fees received from licensed growers who subsequently purchase Calgene's cottonseed products containing Monsanto's B.t. gene. The material terms of Calgene's agreement shall be modified to reflect any more favorable terms that may be granted to any other cottonseed company that may participate in the direct licensing program.

 Oilseed Development Agreement

  In May 1996, Calgene and Monsanto executed a broad strategic cross-licensing agreement encompassing the two companies' oilseed research programs. Under the agreement, Calgene received a royalty free license to current and future Monsanto agronomic technology for use in combination with Calgene's proprietary oils modification genes for use in developing specialty canola oil product. Monsanto received a royalty bearing license to Calgene technology to develop agronomically superior corn, soybean, canola and sunflower crops. In addition, Monsanto paid $7 million to Calgene and will pay royalties based on sales of insect resistant corn, soybean, canola and sunflower seed with increased oil content and modified meal composition utilizing Calgene technology. Also as part of the agreement, Monsanto paid Calgene $10 million in cash to help fund oilseed research and development. In exchange, Monsanto will receive a portion of the future profits from Calgene's specialty oils business.

                                PROPOSAL NO. 3

            INCREASE IN AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

  The Company currently has authorized 80,000,000 shares of Common Stock. As of August 31, 1996, there were 60,443,115 shares of Common Stock outstanding and 3,673,996 additional shares of Common Stock reserved for issuance upon exercise of outstanding stock options. After giving effect to the purchase of the Additional Shares by Monsanto, only 9,632,889 shares will be available for further issuance. Accordingly, the Board has adopted an amendment to the Certificate of Incorporation, subject to stockholder approval, to increase its authorized Common Stock to 100,000,000 shares. The affirmative vote of the holders of a majority of the shares of Calgene Common Stock outstanding on the Record Date is required for approval of this amendment to the Certificate of Incorporation.

  The Board of Directors recommends a vote FOR the proposed increase in authorized Common Stock.

                                PROPOSAL NO. 4

              CONFIRMATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  On May 21, 1996, the Company announced that it was changing its fiscal year end from June 30 to December 31. The Board of Directors has selected Ernst & Young LLP as the Company's independent public accountants for the transition period of July 1, 1996 through December 31, 1996 and for the fiscal year ending December 31, 1997 and recommends that the stockholders confirm such selection. Confirmation will require the affirmative vote by holders of a majority of shares present or represented by proxy and entitled to vote on the matter. In the event that confirmation fails to receive the required majority vote, the Board of Directors will reconsider its selection.

  Ernst & Young LLP has audited the Company's annual financial statements since the fiscal year ended September 30, 1982. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

                   STOCKHOLDER PROPOSALS FOR ANNUAL MEETING

  Proposals that are intended to be presented by stockholders of the Company at the 1998 Annual Meeting must be received by the Company no later than December 3, 1997 in order that they may be potentially eligible to be included in the Company's proxy statement and form of proxy relating to that meeting.

                          INCORPORATION BY REFERENCE

  The Company hereby incorporates by reference into this Proxy Statement its Annual Report on Form 10-K for the fiscal year ended June 30, 1996 and all reports filed by the Company with the Securities and Exchange Commission pursuant to Section 13(a) of the Securities Exchange Act of 1934 after the date hereof and prior to the date of the Annual Meeting.

                                 OTHER MATTERS

  The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board of Directors may recommend.

  THE COMPANY WILL MAIL WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST A COPY OF THE ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND A LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO THE CORPORATE SECRETARY, CALGENE, INC., 1920 FIFTH STREET, DAVIS, CALIFORNIA 95616.

PROXY                                                                      PROXY
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                 CALGENE, INC.

                      1996 ANNUAL MEETING OF STOCKHOLDERS

                         To be held on November 12, 1996


        The undersigned stockholder of Calgene, Inc. ("Calgene") hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement for the 1996 Annual Meeting of Stockholders of Calgene, Inc. to be held on November 12, 1996, and hereby appoints Lloyd M. Kunimoto and Michael J. Motroni, and each of them, proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at such meeting and at any continuations or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

   1.  To elect directors of the Company.

   NOMINEES: Patrick J. Fortune, Robert T. Fraley, Michael R. Hogan, Lloyd M. Kunimoto, Howard D. Palefsky, John E. Robson, Roger H. Salquist, Allen J. Vangelos, Hendrik A. Verfaillie.

   For  [_]                Withheld  [_]

   [_]  ___________________ For all nominees except vote
                            withheld from nominee(s) noted on line above.

   2. To approve the Monsanto Transaction, as described in the accompanying Proxy Statement.

   For  [_]                    Against  [_]                      Abstain  [_]

   3. To increase the authorized number of shares of Common Stock from 80,000,000 to 100,000,000 shares.

   For [_] Against [_] Abstain [_]

4. To confirm the appointment of Ernst & Young LLP as the independent auditors of the Company through the fiscal year ending December 31, 1997.

   For [_] Against [_] Abstain [_]

   THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE PROPOSALS SET FORTH ABOVE AND AS THE
                            ---
   PROXYHOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

              MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW [_] (This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing as officers or in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

   Signature _______________________  Date________________

   Signature _______________________  Date________________

                        REPORT OF INDEPENDENT AUDITORS



The Board of Directors and Shareholders
Calgene, Inc.


We have audited the accompanying consolidated balance sheets of Calgene, Inc. as of June 30, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended June 30, 1996. Our audits also included the financial statement schedules listed in the Index at Item 14(a)2. These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Calgene, Inc. at June 30, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.


                                    /s/ Ernst & Young LLP


Sacramento, California
September 12, 1996

                                                                       EXHIBIT A

                               CALGENE, INC.

                        (FORMERLY CALGENE II, INC.)

                                    AND

                             MONSANTO COMPANY

                           AMENDED AND RESTATED

                          STOCKHOLDERS AGREEMENT

                               TABLE OF CONTENTS


 ARTICLE 1 Effect of this Agreement........................................    1
      1.1  Effect of this Agreement........................................    1

 ARTICLE 2 Compliance with Securities Act..................................    1
      2.1  Certain Definitions.............................................    1
      2.2  Requested Registration..........................................    5
      2.3  Company Registration............................................    7
      2.4  Expenses of Registration........................................    8
      2.5  Registration Procedures.........................................    8
      2.6  Indemnification.................................................    9
      2.7  Information by Holder...........................................   10
      2.8  Rule 144 Reporting..............................................   10
      2.9  Transfer of Registration Rights.................................   11
      2.10 Limitations on Subsequent Registration Rights...................   11
      2.11 Termination of Registration Rights..............................   11
      2.12 "Market Stand-off" Agreement....................................   11

 ARTICLE 3 Anti-Dilution Rights and Limitations on Owner...................   11
      3.1  Anti-Dilution Rights............................................   11
      3.2  Private Offering................................................   12
      3.3  Public Offering.................................................   12
      3.4  Limitations.....................................................   12
      3.5  Open Market Purchases to Maintain Ownership Percentage..........   12
      3.6  Limitations on Holder's Ownership...............................   12
      3.7  Limitations on Holder's Resale of Company Securities............   13

 ARTICLE 4 Company and Calgene Corporate Governance........................   13
      4.1  Composition of the Board of Directors and Calgene Board.........   13
      4.2  Solicitation and Voting of Shares...............................   15
      4.3  Committees......................................................   16
      4.4  Approval Required for Certain Actions...........................   16
      4.5  Enforcement of this Agreement...................................   18
      4.6  Certificate of Incorporation and By-laws........................   18
      4.7  Advisors........................................................   18
      4.8  Injunctive Relief...............................................   18

 ARTICLE 5 Governance of Gargiulo..........................................   19

 ARTICLE 6 Miscellaneous...................................................   19
      6.1  Governing Law...................................................   19
      6.2  Successors and Assigns..........................................   19
      6.3  Entire Agreement; Amendment.....................................   19
      6.4  Notices.........................................................   19
      6.5  Delays or Omissions.............................................   20
      6.6  Counterparts....................................................   20
      6.7  Severability....................................................   20
      6.8  Stock Legends...................................................   20
      6.9  [This section intentionally left blank.]........................   20
      6.10 Audits Consultants and Inspections..............................   20
      6.11 No Third Party Beneficiaries....................................   20
      6.12 Sections and Articles...........................................   21
      6.13 Headings........................................................   21

                  AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

  AGREEMENT made as of the ___ day of November, 1996, by and between Calgene, Inc., a Delaware corporation (formerly known as Calgene II, Inc.), having its principal place of business at 1920 Fifth Street, Davis, California 95616 (the "Company"), and Monsanto Company, a Delaware corporation, having its principal place of business at 800 North Lindbergh Boulevard, St. Louis, Missouri 63167 ("Monsanto").

  WHEREAS, Calgene Technology Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company (formerly known as Calgene, Inc.)("Calgene"), and Monsanto have entered into an Agreement and Plan of Reorganization, dated as of October 13, 1995 (the "Reorganization Agreement"), and certain other Transaction Agreements (as defined in the Reorganization Agreement) whereby Monsanto acquired shares of the Company's common stock, par value $.001 per share ("Common Stock") and may acquire additional shares of Common Stock;

  WHEREAS, the Company and Monsanto agreed that the Company shall, at the request of a Holder (as hereafter defined), register under the Securities Act of 1933, as amended (the "Securities Act"), and register or qualify under any applicable state securities or blue sky laws the Common Stock of the Company acquired or to be acquired by Holder so as to permit a Holder to sell such Common Stock in the public markets;

  WHEREAS, the Company and Monsanto agreed on certain restrictions and obligations with respect to the management and operation of the Company, Calgene and Tomato Investment Associates, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company ("Tomato Associates");

  WHEREAS, the Company and Monsanto have entered into a Stock Purchase Agreement dated as of September 27, 1996 (the "Stock Purchase Agreement") pursuant to which Monsanto has agreed to purchase additional shares of Common Stock of the Company; and

  WHEREAS, in connection with the consummation of the transaction contemplated by the Stock Purchase Agreement, the Company and Monsanto desire to amend the Stockholders Agreement dated March 31, 1996 by and between the Company and Monsanto (the "Prior Stockholders Agreement") in its entirety and to become bound by the terms of this Agreement;

  NOW, THEREFORE, in consideration of the promises and the mutual covenants and conditions herein contained, the Company and Monsanto hereby agree as follows:

                                   ARTICLE 1

                           EFFECT OF THIS AGREEMENT

  1.1 Effect of this Agreement. Effective upon the date hereof, and subject only to the conditions set forth herein, all provisions relating to the granting of registration rights and covenants related thereto made by the Company and Monsanto shall be contained in this Agreement. The registration rights and covenants provided herein set forth the sole and entire agreement between the Company and Monsanto on the subject matter of registration rights.

                                   ARTICLE 2

                        COMPLIANCE WITH SECURITIES ACT

  2.1 Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings (all terms defined in this Article 2 or in other provisions of this Agreement in the singular shall have the same meaning when used in the plural and vice versa):

  "Affiliate" has the same meaning as in Rule 12b-2 promulgated under the Exchange Act.

  "Associate" has the same meaning as in Rule 12b-2 promulgated under the Exchange Act.

  "Board" or "Board of Directors" means the Board of Directors of the Company except where the context otherwise requires.

  "Calgene" has the meaning set forth in the recitals herein.

  "Calgene Board" means the Board of Directors of Calgene.

  "Calgene Director" means a member of the Calgene Board.

  "Commission" means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

  "Common Stock" means the Common Stock, $.001 par value, of the Company.

  "Company" has the meaning set forth in the first paragraph hereof.

  "Company Credit Facility" means the Holding Company Credit Facility Agreement dated March 31, 1996 between the Company and Monsanto.

  "Company Director" means an Independent Director who is designated for such position by the Company in accordance with Section 4.1 hereof.

  "Company Management Director" means the Chief Executive Officer (or, if there is none at any time, a Director nominated by a majority of the Company Directors) and a second Director who shall be nominated by a majority of the Company Directors.

  "Company Securities" has the meaning set forth in Section 3.1 hereof.

  "Control Securities" means securities of the Company, other than Restricted Securities, owned by a Holder at the time such Holder would be deemed to be an Affiliate of the Company.

  "Credit Facilities" means the Company Credit Facility and the Gargiulo Credit Facility.

  "Director" means a member of the Board of Directors of the Company.

  "Effective Date" means November  , 1996.

  "Effective Date Percentage" means the greater of 53% or the percentage of outstanding shares of Common Stock of the Company held by Monsanto immediately after the consummation of the transactions contemplated by the Stock Purchase Agreement.

  "Equity Security" means (i) any Common Stock or other Voting Stock, (ii) any securities of the Company convertible into or exchangeable for Common Stock or other Voting Stock or (iii) any options, rights or warrants (or any similar securities) issued by the Company to acquire Common Stock or other Voting Stock.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Financial Purchaser" means a Person (i) purchasing Company Securities from Monsanto for investment purposes or otherwise in the ordinary course of business and not for the purpose nor with the effect of changing or influencing the control of the Company and (ii) which Person is not already primarily in the same lines of business as the Company.

  "Gargiulo" means Gargiulo, Inc. formerly known as Tomato Investment Associates, Inc.

  "Gargiulo Business" means the business transacted by Tomato Associates after March 31, 1996, which business was transacted by Gargiulo prior to March 31, 1996.

  "Gargiulo Credit Facility" means the Gargiulo Credit Facility Agreement dated March 31, 1996 between the Company and Monsanto.

  "hereto", hereunder", "herein", "hereof" and the like mean and refer to this Agreement as a whole and not merely to the specific article, section, paragraph or clause in which the respective word appears.

  "Holder" means Monsanto and, subject to Section 2.9 hereof and except for purposes of Article 3 hereof, any subsequent holder of outstanding Registrable Securities.

  "Indemnified Party" has the meaning set forth in Section 2.6(c) hereof.

  "Indemnifying Party" has the meaning set forth in Section 2.6(c) hereof.

  "Independent Director" means a Director or Calgene Director (i) who is not and has never been an officer or employee of Calgene, the Company, any Affiliate or Associate of Calgene or the Company or of a Person that derived five percent (5%) or more of its revenues or earnings in its most recent fiscal year from transactions involving Calgene, the Company or any Affiliate or Associate of Calgene or the Company, (ii) who is not and has never been an officer or employee of Monsanto, any Affiliate or Associate of Monsanto or of a Person that derived more than five percent (5%) of its revenues or earnings in its most recent fiscal year from transactions involving Monsanto or any Affiliate or Associate of Monsanto, (iii) who is not and never has been an officer or employee of Gargiulo, any Affiliate or Associate of Gargiulo or of a Person that derived more than five percent (5%) of its revenues or earnings in its most recent fiscal year from transactions involving Gargiulo or any Affiliate or Associate of Gargiulo, (iv) who has no affiliation, compensation, consulting or contracting arrangement with Calgene, the Company, Monsanto, Gargiulo or their respective Affiliates or Associates or any other Person such that a reasonable person would regard such Director as likely to be unduly influenced by management of Calgene, the Company or Monsanto, respectively (provided, however, that no Person shall be regarded as being unduly influenced by the management of Monsanto merely because such Person serves or previously served as a director of Monsanto or any Affiliate or Associate of Monsanto), and (v) who has an outstanding reputation for personal integrity and distinguished achievement in areas relevant to the Company. Notwithstanding the foregoing, no member of the immediate family of any Person who does not qualify to be an Independent Director by reason of clause (i), (ii), (iii) or (iv) above shall be considered an Independent Director. For purposes of the preceding sentence, the term "immediate family" shall have the same meaning as set forth in Item 404(a) of Regulation S-K. Without limiting the foregoing, Roger H. Salquist shall qualify as an Independent Director so long as he continues to qualify under clauses (iv) and (v) of such definition. Roger H. Salquist shall not fail to qualify under clause (iv) above as a result of his Change of Control Employment Agreement dated July 19, 1995, as modified, or Consulting Agreement dated September 16, 1996 with the Company. Any of the above restrictions may be waived by unanimous action of the Board of Directors.

  "Monsanto" has the meaning set forth in the first paragraph hereof.

  "Monsanto Director" means a Director or Calgene Director, including any Monsanto Management Director, who is designated for such position by Monsanto in accordance with Section 4.1 hereof.

  "Monsanto Management Director" means a Director or Calgene Director who is designated for such position by Monsanto in accordance with Section 4.1 hereof and who is or was an employee of Monsanto.

  "New Percentage Ownership" has the meaning set forth in Section 3.6(c) hereof.

  "Non-Financial Purchaser" means a Person, other than a Financial Purchaser, purchasing Company Securities from Monsanto.

  "Operating Plan" has the meaning set forth in Section 4.4(a)(ix) hereof.

  "Other Selling Stockholders" has the meaning set forth in Section 2.2(c) hereof.

  "Percentage Interest" means the percentage of outstanding Voting Stock that is controlled directly or directly by Monsanto and its Affiliates.

  "Person" means a corporation, association, partnership, joint venture, limited liability company, individual, trust, unincorporated organization, a government agency or political subdivision thereof and any other entity.

  "Preliminary Prospectus" means a preliminary prospectus as contemplated by Rule 430 or 430A under the Securities Act included at any time in the Registration Statement.

  "Pre-Offering Percentage" has the meaning set forth in Section 3.1 hereof.

  "Prospectus" means (i) the prospectus as first filed with the Commission pursuant to Rule 424(b) under the Securities Act or, (ii) if no such filing is required, the form of final prospectus included in the Registration Statement at the effective date thereof or (iii) if a Term Sheet or Abbreviated Term Sheet (as such terms are defined in Rule 434(b) and 434(c), respectively, under the Securities Act) is filed with the Commission pursuant to Rule 424(b) (7) under the Securities Act, the Term Sheet or Abbreviated Term Sheet and the last Preliminary Prospectus filed with the Commission prior to the time the Registration Statement became effective, taken together (including, in each case, the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act), together with any supplement to any of the foregoing.

  "Registration Statement" means any registration statement of the Company filed under the Securities Act which covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus relating thereto and all amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated or deemed to be incorporated by reference in such registration statement.

  "Registrable Securities" means shares of Common Stock issued or issuable to Monsanto pursuant to the Transaction Agreements and the Prior Stockholders Agreement and the Stock Purchase Agreement whether owned by Monsanto or a permitted transferee of Monsanto and all such other securities of the Company acquired by Monsanto or any Affiliate of Monsanto in accordance herewith.

  "Register", "Registered" and "Registration", whether or not capitalized, mean and refer to a registration effected by preparing and filing a Registration Statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such Registration Statement.

  "Registration Expenses" means all expenses incurred by the Company in compliance with this Article 2, including, without limitation, all registration fees, qualification fees, filing fees, advertising and road show expenses (excluding advertising and road show expenses incurred by a Holder), printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company).

  "Reorganization Agreement" has the meaning set forth in the recitals herein.

  "Requesting Holder" means a Holder requesting any registration pursuant to
Section 2.2 hereof.

  "Restricted Securities" means the securities of the Company acquired by a Holder from the Company or an Affiliate of the Company otherwise than pursuant to a public offering.

  "Section 16 Officers" has the meaning set forth in Section 4.3(b)(iii) hereof.

  "Securities Act" means the Securities Act of 1933, as amended.

  "Selling Expenses" means all underwriting discounts and selling commissions applicable to the sale of Registrable Securities.

  "Strategic Plan" has the meaning set forth in Section 4.4(a)(ix) hereof.

  "Subsidiary" has the same meaning as in Rule l2b-2 promulgated under the Exchange Act.

  "Substantial Part" means more than ten percent (10%) of the total consolidated assets of the Company as shown on the Company's consolidated balance sheet as of the end of the most recent fiscal quarter ending prior to the time the determination is made.

  "Tomato Associates" has the meaning set forth in the recitals herein.

  "Transaction Agreements" has the meaning set forth in the Reorganization Agreement.

  "Trigger Event" means the earliest of (i) any time that Monsanto's Percentage Interest is at least fifty-five percent (55%), (ii) the Company elects to convert borrowings made from Monsanto into Equity Securities and Monsanto's Percentage Interest is at least fifty percent (50%) after such conversion, or
(iii) the closing of Monsanto's purchase of additional shares of Common Stock pursuant to the Stock Purchase Agreement.

  "Unaffiliated Equity Holders" means holders of Equity Securities other than Monsanto or any of its Affiliates.

  "Voting Stock" means securities having the right to vote generally in any election of Directors of the Company (other than solely by reason of the occurrence of an event).

2.2 Requested Registration.

  (a) Request for Registration. Holders of Registrable Securities shall have the right to request (with such requests in writing and stating the number of shares of Registrable Securities to be disposed of and the intended method of disposition of shares by such Holders) up to two (2) registrations on Form S-3 (and up to two (2) additional registrations on Form S-3 for each conversion of outstanding principal or interest into shares of Common Stock upon the occurrence of an "Event of Default" under the Company Credit Facility or the Gargiulo Credit Facility (as defined in each such Credit Facility, respectively)) at the Company's expense and an unlimited number of additional registrations on Form S-3 at the selling Holder's expense, provided that the requests for additional registrations are made by Holders of at least ten percent (10%) of the Registrable Securities, subject only to the following:

    (i) The Company shall not be required to effect a registration pursuant to this Section 2.2 prior to September 30, 1998, unless an Event of Default has occurred and is continuing under the Company Credit Facility or under the Gargiulo Credit Facility, in which event the Company shall be required to effect a registration pursuant to this Section 2.2 at any time upon the request of a Holder with respect to any shares of Common Stock issued to a Holder upon conversion of outstanding principal or accrued interest under either the Company Credit Facility or the Gargiulo Credit Facility after the occurrence of an Event of Default under either of such agreements.

    (ii) The Company shall not be required to effect a registration pursuant to this Section 2.2 within one hundred eighty (180) days after the effective date of the last such registration pursuant to this Section 2.2.

    (iii) The Company shall not be required to effect a Registration Statement in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act or applicable rules or regulations thereunder.

    (iv) The Company shall not be required to effect a Registration Statement for a period of not more than ninety (90) days immediately following the delivery of a certificate signed by the President of the Company to the Requesting Holders stating that, in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Registration Statement to be filed on or before the date filing would otherwise be required hereunder; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period and the Company may not exercise this right based on the fact that the Company has recently registered any of its securities for the account of a security holder or holders exercising their respective demand registration rights.

If the Company cannot qualify for registration on Form S-3, then the Company shall effect any registration required or requested by the Holder on Form S-1, or such other appropriate form, in which event this Section 2.2 shall apply in all respects as if the words "Form S-3" were replaced by the words "Form S-1" or the appropriate designation for such other form.

  (b) Notice of Inclusion. The Company shall give written notice to all Holders of Registrable Securities of the receipt of a request for registration pursuant to this Section 2.2 and shall provide a reasonable opportunity for other Holders to participate in the registration; provided, however, that, if the registration is for an underwritten offering, then the terms of Section 2.2(c) hereof shall apply to all participants in such offering. Subject to the foregoing, the Company shall use its best efforts to effect promptly the registration of all shares of Registrable Securities on Form S-3 to the extent requested by the Holder or Holders thereof for purposes of disposition.

  (c) Underwriting. If the Requesting Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2.2, and the Company shall include such information in the written notice referred to in Section 2.2(b) hereof. The right of any Holder to registration pursuant to this Section 2.2 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent requested and to the extent provided herein.

  The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters of recognized national standing, selected for such underwriting by a majority in interest of the Requesting Holders and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 2.2, if the representative advises the Requesting Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Requesting Holders shall so advise all Holders, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated first among all Holders thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the Registration Statement. No Registrable Securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration.

  If any Holder of Registrable Securities disapproves of the terms of the underwriting, then such person may elect to withdraw therefrom by written notice to the Company, the underwriter and the Requesting Holders. The Registrable Securities and/or other securities so withdrawn shall also be withdrawn from registration; provided, however, that, if, by the withdrawal of such Registrable Securities, a greater number of Registrable Securities held by other Holders may be included in such registration (up to the maximum of any limitation imposed by the underwriters), then the Company shall offer to all Holders who have included Registrable Securities in the registration the right to include additional Registrable Securities in the same proportion used to determine the underwriter limitation in this Section 2.2(c).

  If the underwriter has not limited the number of Registrable Securities to be underwritten, then the Company and its executive officers, and such other Persons as are determined by the Board of Directors, their successors, and their assigns ("Other Selling Stockholders"), may include securities for their own account in such registration if the underwriter so agrees and if the number of Registrable Securities held by the Holders that would otherwise have been included in such registration and underwriting will not thereby be limited for any reason, including but not limited to the price for which the Registrable Securities will be sold. To the extent that the underwriter wishes to limit the number of shares to be included in the registration on behalf of the Company and the Other Selling Stockholders, the shares of Common Stock to be registered held by the Other Selling Stockholders shall be excluded from such offering prior to excluding any shares held by the Company and those held by the Company shall be excluded prior to excluding any Registrable Securities held by the Holders.

  2.3 Company Registration.

  (a) Notice and Inclusion. If, at any time after September 30, 1998, the Company shall determine to register any of its securities for its own account, other than a registration relating solely to employee benefit plans, or a registration relating solely to a Commission Rule 145 transaction, the Company shall:

    (i) promptly give to each Holder written notice thereof (which shall include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable blue sky or other state securities laws); and

    (ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all Registrable Securities specified in a written request or requests, within twenty (20) days after receipt of the written notice from the Company, by any Holder or Holders.

  (b) Underwriting. If the registration of which the Company gives notice is for a registered public offering by the Company of its securities through an underwriting, then the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.3(a)(i) hereof. In such event, the right of any Holder to registration pursuant to this Section 2.3 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company, and all the Other Selling Stockholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for underwriting by the Company. Notwithstanding any other provision of this Section 2.3, if the underwriter determines that marketing factors require a limitation on the number of shares to be underwritten, then the underwriter may exclude from such registration and underwriting some or all of the Registrable Securities held by the Holders or the stock held by Other Selling Stockholders in accordance with this Section 2.3(b). The Company shall so advise all Holders and all Other Selling Stockholders distributing their securities through such underwriting, and (i) as to the first registration in which Holders are entitled to participate pursuant to this Section 2.3, the number of Registrable Securities and other securities that may be included in the registration and underwriting shall be allocated among all Holders thereof on the basis that shares held by all the Other Selling Stockholders who are not Holders shall first be excluded to the extent required and, if further exclusion is necessary, shares held by the selling Holders shall then be excluded; provided, however, that, as among the respective Other Selling Stockholders as a group on the one hand and the Holders as a group on the other hand suffering such exclusion, the exclusion shall be in proportion, as nearly as practicable, to the amount of securities entitled to inclusion in such registration held by each of the Other Selling Stockholders as a group and each of the Holders at the time of filing the Registration Statement; and (ii) as to all subsequent registrations, the number of shares of Registrable Securities and other securities that may be included in the registration and underwriting shall be allocated among all Other Selling Stockholders and the Holders in proportion, as nearly as practicable, to the respective amounts of securities entitled to inclusion in such registration held by all such Other Selling Stockholders and Holders at the time of filing the Registration Statement. For purposes of the apportionment provisions in clause (i) above, for any selling Holder that is a partnership or corporation, the partners, retired partners, and shareholders of such Holder, the estate and family members of such partners and retired partners, and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling Holder," and any pro rata reduction with respect to such selling Holder shall be based upon the aggregate number of shares carrying registration rights owned by all entities and individuals included in such "selling Holder," as defined in this sentence. If any Other Selling Stockholder or Holder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to the Company and the underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

  2.4 Expenses of Registration. All Registration Expenses incurred in connection with any registration qualification or compliance pursuant to this Article 2 shall be borne by the Company; provided, however, that the Registration Expenses for the fifth and all subsequent registrations under Section 2.2(a) hereof requested by the Holders shall be borne by the requesting Holders pro rata on the basis of the number of their shares so registered. All Selling Expenses relating to the securities registered by Holders and, if applicable, Other Selling Stockholders, and fees and disbursements of counsel, shall be borne by the Holders or the Other Selling Stockholders, as the case may be, of such securities pro rata on the basis of the number of their shares so registered.

  2.5 Registration procedures.

  (a) Company shall use its best efforts to register or qualify the Registrable Securities covered by such Registration Statement under such other securities or blue sky laws of such United States jurisdictions as Holder shall reasonably request and do any and all acts and things which may be necessary or desirable to enable Holder to consummate the public sale or other disposition in such jurisdictions; provided, however, that Company shall not be required in connection therewith or as a condition thereto to qualify to do business or file a general consent to service of process in any such jurisdictions.

  (b) The Company represents and warrants that, on the date of its effectiveness, the Registration Statement will comply in all material respects with the applicable requirements of the Securities Act and the rules thereunder, including without limitation Rule 415; on the date of its effectiveness, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading; provided, however, that no representation is made by Company with respect to information relative to any Holder; and the Prospectus will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made by Company with respect to information relative to any Holder.

  (c) If, at any time or times while the Registration Statement is effective, Company notifies Holder that a development has occurred or is pending which, based upon consultation with Company's legal counsel, Company reasonably believes may cause the then current Prospectus not to be in compliance with applicable securities laws, then Holder shall refrain from delivering the Prospectus and from making any offers or sales of Registrable Securities requiring the delivery of the Prospectus until such time as Company either notifies Holder that the Prospectus complies with such laws or delivers an amended Prospectus in replacement of the deficient Prospectus. Company shall use its reasonable best efforts to minimize the time during which Holder must so refrain, and no more than one (1) such period of refrain shall be imposed during any period of one hundred eighty (180) days.

  (d) At least two (2) business days prior to the initial filing of the Registration Statement or Prospectus and no fewer than two (2) business days prior to the filing of any amendment or supplement thereto (including any document that would be incorporated or deemed to be incorporated therein by reference), Company shall furnish Holder, its legal counsel and the managing underwriter, if any, copies of all such documents proposed to be filed, which documents (other than those incorporated or deemed to be incorporated by reference) shall be subject to review of Holder, its legal counsel and such underwriters, if any, and Company shall cause its officers and directors and the independent certified public accountants to Company to respond to such inquiries as shall be necessary, in the opinion of respective counsel to Company and any such underwriters, to conduct a reasonable investigation within the meaning of the Securities Act. Company shall not file any such Registration Statement or Prospectus or any amendments or supplements thereto to which Holder, its legal counsel, or the managing underwriters, if any, shall reasonably object on a timely basis (i.e., within two (2) business days of receipt thereof).

  (e) Company shall promptly notify Holder when the Registration Statement is declared effective; notify Holder of any stop-order or similar proceeding by the Commission or any state securities authority; and furnish such number of Prospectuses, Prospectus supplements and other documents incident thereto as Holder from time to time may reasonably request.

  (f) In the event of any breach by Company of the provisions of Section 2.2, 2.3, 2.4 or 2.5, the parties agree that Holder will suffer irreparable harm. Accordingly, the parties agree that the provisions of Sections 2.2, 2.3, 2.4 and
2.5 are specifically enforceable by Holder and that Holder shall be entitled to temporary and permanent injunctive relief against Company and the other rights and remedies to which Holder may be entitled to at law, in equity or under this Agreement for any such breach.

  2.6 Indemnification.

  (a) Indemnification by the Company. The Company shall indemnify each Holder with respect to which registration, qualification or compliance has been effected pursuant to this Article 2, each of its officers, directors, employees, agents and partners, each Person controlling such Holder within the meaning of
Section 15 of the Securities Act, each underwriter, if any, and each Person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any Prospectus, offering circular or other document (including any related Registration Statement, notification or the like) incident to any such registration qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance. The Company shall reimburse each such Holder, each of its officers, directors, employees, agents and partners, and each Person controlling such Holder, each such underwriter and each Person who controls any such underwriter for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such expense, claim, loss, damage, liability or action; provided, however, that the Company shall not be liable in any such case to the extent that any such claim, loss, damage, liability, action or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder or underwriter and stated to be specifically for use therein.

  (b) Indemnification by the Holders. To the extent set forth in the second sentence of this Section 2.6(b), each Holder shall, if Registrable Securities or other securities held by such Holder are included in the securities as to which such registration qualification or compliance is being effected, indemnify the Company, each of its directors, officers, employees and agents, each underwriter, if any, of the Company's securities covered by such a Registration Statement, each Person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder, each of such other Holder's officers, directors, employees, agents and partners, and each Person controlling such Holder within the meaning of Section 15 of the Securities Act against all expenses, claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact made by the Holder and contained in any such Registration Statement, Prospectus, offering circular or other document, or any amendment or supplement thereto or incident to any such registration qualification or compliance or based on any omission (or alleged omission) to state therein a material fact required to be made by the Holder and stated therein or necessary to make the statements therein not misleading or any violation by the Company of any rule or regulation promulgated under the Securities Act applicable to the Company in connection with such registration qualification or compliance as a result of any statement (or based on any omission to state or alleged omission) required to be made by such Holder. Each such Holder shall reimburse the Company, such other Holders, directors, officers, employees, agents, partners, Persons, underwriters and control persons for any legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such expense, claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Registration Statement, Prospectus, offering circular or other document or any amendment or supplement thereto in reliance upon and in conformity with written information furnished by the Holder to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holders hereunder shall be limited to an amount equal to the proceeds to each such Holder of Registrable Securities sold as contemplated herein in connection with the particular registration qualification or compliance involved.

  (c) Notice. Each party entitled to indemnification under this Section 2.6 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, however, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and that the Indemnified Party may participate in such defense at its own expense; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section
2.6 unless such failure resulted in detriment to the Indemnifying Party. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

  2.7 Information by Holder. Each Holder or Holders of Registrable Securities in any registration shall furnish to the Company such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as the Company may reasonably request in writing but only to the extent as shall be required in connection with any registration qualification or compliance referred to in this Article 2.

  2.8 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may permit the sale of the Restricted Securities or Control Securities to the public without registration, the Company agrees to:

    (a) Use its best efforts to make and keep public information available as those terms are understood and defined in Rule 144 under the Securities Act;

    (b) Use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements);

    (c) For so long as a Holder owns any Restricted Securities or Control

  Securities, furnish to the Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration; and

    (d) When any Holder qualifies under Rule 144 for the unrestricted right of sale under Rule 144, the Company shall, upon written request of such Holder (such request to include sufficient detail as to establish how the Holder so qualifies under Rule 144), promptly remove any restrictive legend that may have been placed on any Restricted or Control Securities and issue Common Stock of the Company free of such restrictive or other legends.

  2.9 Transfer of Registration Rights. The rights to cause the Company to register the Registrable Securities granted to each Holder by the Company under Sections 2.2 and 2.3 hereof may be transferred or assigned to a transferee or assignee in connection with the transfer or assignment of not less than one million (1,000,000) shares of the Registrable Securities; provided, however, that the Company shall be entitled to notice of any such transfer of registration rights within thirty (30) days of the date such transfer is effected.

  2.10 Limitations on Subsequent Registration Rights. No owner or prospective owner of securities of the Company shall have any registration rights other than as set forth in this Agreement. The Company shall not, without the prior written consent of the Holders (which consent shall not be unreasonably withheld) of not less than sixty-six and two-thirds percent (66 2/3%) of the Registrable Securities then held by Holders, enter into any agreement with any owner or prospective owner of any securities of the Company that would allow such owner or prospective owner to include such securities in any registration filed under this Article 2 if such inclusion would adversely affect the rights of any Holder.

  2.11 Termination of Registration Rights. The registration rights granted pursuant to this Article 2 shall terminate as to each Holder at such time as (a) all Registrable Securities can be sold within a given three (3) month period without compliance with the registration requirements of the Securities Act pursuant to Rule 144 supported by a written opinion of legal counsel for the Company, which opinion shall be reasonably satisfactory in form and substance to legal counsel for such Holders, and (b) all accrued interest and principal under the Company Credit Facility and the Gargiulo Credit Facility has been repaid in full or converted into Common Stock of the Company (and such Common Stock can be sold as provided in (a) above).

  2.12 "Market Stand-off" Agreement. Each Holder hereby agrees that, to the extent requested by the Company and an underwriter of a sale of Common Stock (or other securities) of the Company for the account of the Company and not for the account of a security holder or holders exercising their respective demand registration rights, it shall not sell or otherwise transfer or dispose of (other than to transferees who agree to be similarly bound) any Registrable Securities during the ninety (90) day period following the effective date of a registration statement of the Company filed under the Securities Act; provided, however, that all officers and directors of the Company, all Other Selling Stockholders and all other Persons with registration rights (whether or not pursuant to this Agreement) shall enter into similar agreements. To enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other Person subject to the foregoing restriction) until the end of such ninety (90) day period.

                                ARTICLE 3

              ANTI-DILUTION RIGHTS AND LIMITATIONS ON OWNER

  3.1 Anti-Dilution Rights. If, at any time after the Effective Date, Company agrees to sell shares of its Common Stock or other Voting Stock ("Company Securities") in a private or public offering (other than Company Securities issued pursuant to the Company's stock option plans), Holder shall have the right, but not the obligation, to acquire all or any portion of the Company Securities sufficient for Holder to maintain, after the offering, the same percentage of ownership of issued and outstanding Company Securities that Holder possessed immediately prior to the offering (the "Pre-Offering Percentage"). With respect to the issuance of Company Securities pursuant to the Company's stock option plans, Holder shall have a right to maintain its percentage ownership of issued and outstanding Company Securities by making open market purchases as provided in Section 3.5 hereof.

  3.2 Private Offering. With respect to a private offering, other than pursuant to a Company stock option plan, Company shall, within five (5) business days after the execution of any agreement entered into in connection with such private offering, notify Holder in writing of the proposed offering and provide Holder with copies of all related documentation, including, for example, any letter of intent and the final contract. Holder shall have twenty (20) business days from the date of receipt of Company's notice in which to advise Company whether Holder elects to exercise its rights under Section 3.1 hereof. If Holder does not respond, or if Holder indicates that it will not exercise its rights, Holder shall be considered irrevocably to have waived its rights under Section
3.1 hereof with respect to such specific private offering. If Holder timely advises Company that Holder will exercise its rights under Section 3.1 hereof, Holder shall have the right to acquire all or any portion of the necessary amount of the Company Securities to maintain Holder's Pre-Offering Percentage at the price or value of the consideration specified in the private offering agreement entered into between Company and the purchaser. Closing shall be in accordance with the terms of the private offering agreement, and Holder shall make such investment representations to Company and shall provide Company with such other documentation at closing as is reasonably required by Company to comply with applicable securities laws.

  3.3 Public Offering. With respect to a public offering, Company shall notify Holder no later than five (5) business days after Company has entered into a letter of intent with its underwriters, and shall provide Holder with a copy of the letter of intent. Holder shall have twenty (20) business days from the date of receipt of Company's notice in which to advise Company whether Holder elects to exercise its rights under Section 3.1 hereof. If Holder does not respond or if Holder indicates that it will not exercise its rights, Holder shall be considered irrevocably to have waived its rights under Section 3.1 hereof with respect to the public offering. If Holder timely advises Company that Holder desires to retain its rights under Section 3.1 hereof, then, when Company files a Registration Statement containing a Preliminary Prospectus with the Commission, Company shall provide Holder with copies of the Preliminary Prospectus and all subsequent amendments. Holder shall have twenty (20) business days from its receipt of the Preliminary Prospectus in which to exercise its rights under Section 3.1 hereof by making an offer to acquire all or any portion of the necessary amount of Company Securities to maintain Holder's Pre-Offering Percentage based on the price, less all Selling Expenses, and the other terms contained in the final Prospectus. No such offer to buy shall be accepted prior to the time that the Registration Statement becomes effective. The Registration Statement shall indicate that Holder has anti-dilution rights to purchase Company Securities on the terms offered to the public.

  3.4 Limitations. Notwithstanding the preceding provisions of this Article 3, Company shall not be required to issue any fractional shares as a result of Holder's exercise of its rights under Section 3.1 hereof. Company shall not be required to transfer any Company Securities to Holder under this Article 3 if to do so would result in the violation of any applicable law, rule or regulation.

  3.5 Open Market Purchases to Maintain Ownership Percentage. Notwithstanding any other provision hereof, at any time after the Effective Date, Holder may make such open market purchases of Company Securities as are necessary to maintain Holder's percentage of ownership of issued and outstanding Company Securities at the Effective Date Percentage or to increase its percentage of ownership of issued and outstanding Company Securities to the Effective Date Percentage. With respect to the issuance of Company Securities pursuant to a Company stock option plan or any warrant, conversion right or other option, Company shall notify Holder no later than ten (10) calendar days after the end of each calendar quarter and within ten (10) calendar days of the record date for a shareholder meeting and for dividend payments for Company Securities of the number of shares and issuance price of Company Securities issued pursuant to Company's stock option plans or any warrant, conversion right or other option subsequent to the last notice given pursuant to this Section 3.5 so as to enable

Holder to make open market purchases of Company Securities as permitted under this Section 3.5.

  3.6 Limitations on Holder's Ownership. Except for purchases of Company Securities made in accordance with this Article 3 or the Stock Purchase Agreement, during the term of this Agreement, Holder shall not directly or indirectly acquire any Company Securities except as follows:

  (a) On and after March 31, 1996 until September 30, 1998, Holder shall not increase or further increase its ownership of issued and outstanding Company Securities above the Effective Date Percentage, except through one (1) or more of the following:

  (i) Conversion of principal and/or interest under the Company Credit Facility or the Gargiulo Credit Facility into shares of Common Stock;

  (ii) Issuance of Company Securities in an asset sale by Holder to Company;
  and

  (iii) A tender offer by Holder to increase its ownership to seventy percent (70%) or more of the issued and outstanding Company Securities at a price approved by the disinterested Directors of Company and based upon a fairness opinion delivered to the Board of Directors of the Company by an investment banking firm; provided, however, that, if Holder makes a tender offer to increase its ownership to more than eighty percent (80%) of the issued and outstanding Company Securities, such tender offer must be for one hundred percent (100%) of the publicly traded Company Securities.

  (b) After September 30, 1998, Holder may increase its ownership of Company Securities through open market purchases or otherwise.

  (c) If, at any time after the Effective Date, Holder shall elect to increase its percentage of ownership of issued and outstanding Company Securities above the Effective Date Percentage as permitted by paragraph (a) above (such increased percentage hereafter being the "New Percentage Ownership"), then thereafter Holder may make such open market purchases of Company Securities as are necessary to maintain such New Percentage Ownership or to increase its percentage of ownership of issued and outstanding Company Securities to such New Percentage Ownership.

  (d) Holder shall not be required to dispose of any Company Securities if Holder's percentage ownership of Company Securities is increased as a result of any recapitalization by Company or any other action taken by Company.

  3.7 Limitations on Holder's Resale of Company Securities. Holder shall not directly or indirectly sell any Company Securities (other than to an Affiliate of Holder) except as follows:

  (a) On and after March 31, 1997 until September 30, 1998, Holder may sell Company Securities (i) as part of a joint venture, merger or sale of all or substantially all of its current Crop Protection business unit, as such business may be subsequently renamed or reorganized, or (ii) pursuant to a tender offer by a third party to the shareholders of Company.

  (b) After September 30, 1998, in addition to the rights to sell Company Securities set forth in paragraph (a) above, Holder may sell Company Securities
(i) in a registered public offering pursuant to the registration rights granted to Holder under this Agreement, (ii) through sales pursuant to Rule 144 under the Securities Act, (iii) through sales of not more than ten percent (10%) of the total issued and outstanding Company Securities to a Non-Financial Purchaser, or (iv) through sales to a Financial Purchaser.

  (c) After September 30, 1999, in addition to the rights to sell Company Securities as set forth in paragraphs (a) and (b) above, Holder may sell Company Securities through a private sale of thirty-five percent (35%) or more of the total issued and outstanding Company Securities to a Non-Financial Purchaser under circumstances where such third party assumes the applicable and proportionate rights and obligations of Holder under this Agreement and the other Transaction Agreements.

  (d) Notwithstanding the foregoing, at any time after the Effective Date, Holder may sell Company Securities issued to Holder upon conversion by Holder of principal or accrued interest under either of the Credit Facilities after the occurrence of an Event of Default under either of such Credit Facilities.

                                ARTICLE 4

                 COMPANY AND CALGENE CORPORATE GOVERNANCE

  4.1 Composition of the Board of Directors and Calgene Board. The number of Directors comprising both the Board of Directors and the Calgene Board and the manner of nominating the members thereof shall be as follows:

  (a) The number of Directors comprising the Board of Directors shall initially be fixed at nine (9) Directors. The parties agree that the manner of nominating, and the governance provisions relating to, the Board of Directors and the Calgene Board shall be identical, and that the provisions of this Section 4.1 set forth below and of Sections 4.3(c) and 4.3(d) hereof shall be deemed to apply equally to the Calgene Board and Calgene Directors. Accordingly, when applied to the Calgene Board, the term "Director" shall be deemed to mean "Calgene Director", the term "Company", whether used alone or as a modifier, shall be deemed to mean "Calgene", and the term "Board of Directors" shall be deemed to mean "Calgene Board".

  (b) Until changed in accordance with this Agreement, the Board of Directors shall be comprised of nine (9) Directors, and the Company shall nominate for election as Directors: (i) one (1) Company Management Director, (ii) three (3) Company Directors, and (iii) five (5) Directors designated by Monsanto, at least one (1) of which shall be an Independent Director.

  (c) [This section intentionally left blank]

  (d) At any time that Monsanto's Percentage Interest is at least seventy percent (70%), (i) the Company shall nominate: (i) six (6) Directors designated by Monsanto, which shall consist of the one (1) Company Management Director and five (5) other Monsanto Directors (including at least one (1) Independent Director) and (ii) three (3) Independent Directors. At such time as Monsanto's Percentage Interest is at least ninety-nine percent (99%), the Company shall nominate nine (9) Directors designated by Monsanto.

  (e) Notwithstanding anything in the foregoing paragraphs (b) and (d) to the contrary, (i) at any time Monsanto's Percentage Interest is less than forty percent (40%) but at least twenty percent (20%), the Company shall nominate three (3) Directors designated by Monsanto, (ii) at any time Monsanto's Percentage Interest is less than twenty percent (20%) but at least ten percent (10%), the Company shall nominate two (2) Directors designated by Monsanto and
(iii) at any time Monsanto's Percentage Interest is less than ten percent (10%) but at least five percent (5%), the Company shall nominate one (1) Director designated by Monsanto. If, at any time, Monsanto's Percentage Interest is less than five percent (5%), the Company shall not be obligated to nominate any Director designated by Monsanto. At any such time, all other Directors, other than the Company Management Directors, shall be nominated by the Company.

  (f) The Independent Directors to be nominated by the Company from time to time shall be nominated by action of a majority of Company Directors then in office. The Company Directors shall consult with the other Independent Directors as to the nomination of any Company Director, and in the event a majority of the Company Directors are unable to agree upon any Company Director nominee, then the majority of all the Independent Directors shall nominate such nominee. In the event that no Company Directors are in office at the time of any nomination of a Company Director, such Company Directors shall be nominated by a majority of the Independent Directors then in office; provided, however, that the holders of a majority of the outstanding Voting Stock held by Unaffiliated Equity Holders shall be entitled to nominate and elect Company Directors in lieu of any individuals so nominated to be such Company Directors by a majority of the Independent Directors.

  (g) The Company and Monsanto, respectively, shall have the right to nominate any replacement for a Director nominated in accordance with this Section 4.1 by the Company or Monsanto, respectively, upon the death, resignation, retirement, disqualification or removal from office for cause of such Director. Such replacement for any Independent Director shall also be an Independent Director unless, in the case of a replacement of a Monsanto Director, the Monsanto Directors include more than the required number of Independent Directors. The Board of Directors shall elect each person so nominated by Monsanto or the Company pursuant to this paragraph (g). In addition, the Board of Directors shall nominate the Company's Chief Executive Officer to replace such officer's predecessor in office as a Company Management Director.

  (h) In the event that the number of Monsanto Directors on the Board of Directors differs from the number that Monsanto has the right (and wishes) to designate for nomination pursuant to this Section 4.1, (i) if the number of Monsanto Directors exceeds such number, Monsanto shall promptly take all appropriate action to cause to resign that number of Monsanto Directors as is required to make the remaining number of such Monsanto Directors conform to this
Section 4.1 or (ii) if the number of Monsanto Directors otherwise is less than such number, the Company shall promptly take all necessary action to create sufficient vacancies on the

Board of Directors to permit Monsanto to designate the full number of Monsanto Directors which it is entitled (and wishes) to nominate pursuant to this Section
4.1 (such action to include seeking the resignation or removal of Directors or, at the request of Monsanto, calling a special meeting of the stockholders of the Company for the purpose of removing Directors to create such vacancies to the extent permitted by applicable law). Upon the creation of any vacancy pursuant to the preceding sentence, Monsanto shall nominate the person to fill such vacancy in accordance with this Section 4.1 and the Board of Directors shall elect each person so nominated. Notwithstanding the foregoing, at each annual meeting of the stockholders of the Company, the Company shall nominate such number of Directors as Monsanto is otherwise entitled to designate under this
Section 4.1.

  (i) Notwithstanding anything herein to the contrary, no individual who is an officer, director, employee, agent, partner or principal stockholder of any competitor of the Company or any of its Affiliates (other than Monsanto and its Affiliates) or any competitor of Monsanto or any of its Affiliates (other than the Company) shall serve as a Director without the unanimous consent of the Board of Directors.

  (j) In the event that Monsanto desires to remove any Monsanto Director with or without cause and Monsanto is unable to procure the resignation of such Monsanto Director, then, upon the request of Monsanto, the Board of Directors shall promptly call a special meeting of stockholders of the Corporation for purposes of removing such Monsanto Director. In the event that the Company desires to remove any Company Director with or without cause and the Company is unable to procure the resignation of such Company Director, then, upon the request of a majority of all of the Independent Directors then in office, the Board of Directors shall promptly call a special meeting of stockholders of the Company for purposes of removing such Company Director. In the event that the Chief Executive Officer's employment with the Company is terminated for any reason, then upon the request of either Monsanto or a majority of all of the Independent Directors then in office, the Board of Directors shall promptly call a special meeting of stockholders of the Corporation for the purpose of removing such person as a Company Management Director.

  (k) Notwithstanding anything to the contrary herein, the Board of Directors, by unanimous action of all members of the Board of Directors, may increase the number of directors comprising the Board of Directors and may elect, or nominate for election, the director(s) to fill the vacancy or vacancies created by such increase.

4.2 Solicitation and Voting of Shares.

  (a) The Company shall use its best efforts to solicit from the stockholders of the Company eligible to vote for the election of Directors proxies in favor of the Company Management Directors and the nominees designated in accordance with
Section 4.1 hereof or the removal of any Director pursuant to Section 4.1(h) or 4.1(j) hereof.

  (b) In any election of Directors or any meeting of the stockholders of the Company called expressly for the removal of Directors, so long as the Board of Directors includes (and will include after any such removal) the number of Monsanto Directors contemplated by Section 4.1 hereof and so long as such meeting is properly called and Monsanto is properly notified in accordance with the Company's by-laws and certificate of incorporation, Monsanto and its Affiliates shall attend such meeting for purposes of establishing a quorum and shall vote all their shares of Voting Stock (i) in favor of any nominee or Director designated in accordance with Section 4.1 hereof, (ii) in favor of removal of any Director as contemplated by Section 4.1(h) or 4.1(j) hereof, and
(iii) otherwise against the removal of any Director designated in accordance with Section 4.1 hereof (other than in cases of removal of a Director for cause); provided, however, that, if Monsanto and its Affiliates elect to cumulate their votes in accordance with the Company's by-laws and certificate of incorporation, then, in any vote electing Monsanto Directors, Monsanto and its

Affiliates may cast all of their votes in favor of one (1) or more of the Monsanto Directors designated by Monsanto and in any vote with respect to the removal of a Monsanto Director, Monsanto and its Affiliates may cast all or any portion of their votes either in favor or against the removal of any Monsanto Director unless a Monsanto Director is otherwise required to be removed in accordance with Section 4.1(h) hereof. In any other matter submitted to a vote of the stockholders of the Company, Monsanto and its Affiliates may vote any or all of their shares in their sole discretion.

  (c) Monsanto agrees that it will, and will cause any of its Subsidiaries (other than the Company and its Subsidiaries) to, take all action as a stockholder of the Company or as is otherwise reasonably within its control, as necessary to effect the provisions of this Agreement, including, without limitation, voting all shares of Voting Stock in favor of all persons nominated in accordance with Section 4.1 hereof; provided, however, that, if Monsanto cannot so take actions to give effect to all of the provisions of this Agreement, it may first take actions to ensure that it receives all of its benefits hereunder and then, to the extent possible, to give effect to the provisions in favor of the Company.

4.3 Committees.

  (a) The Board of Directors shall establish, empower and maintain the committees of the Board of Directors contemplated by this Section 4.3.

  (b) The following committees shall be established, empowered and maintained by the Board of Directors at all times during the term of this Agreement:

    (i) an Audit Committee, consisting of at least three (3) of the Company's Independent Directors, which committee shall be authorized and empowered to cause an audit to be performed of the Company and each of its Subsidiaries;

    (ii) [This section intentionally left blank]

    (iii) a Compensation Committee, responsible, among other things, for recommending to the Board of Directors, for approval by a majority of the Board of Directors, (a) the adoption and amendment of all employee benefit plans and arrangements, (b) the engagement of, terms of any employment agreements and arrangements with, and termination of, all persons designated by the Company as "officers" for purposes of Section 16 of the Exchange Act ("Section 16 Officers") and (c) the policies, limitations and procedures under which the Stock Option Plan Administration Committee shall operate; and

    (iv) such other committees as the Board of Directors deems necessary or desirable; provided, however, that such committees are established in compliance with Section 4.4(a)(vi) hereof, if applicable.

  (c) Except as otherwise provided in Section 4.3(b) hereof or as agreed by a majority of the Monsanto Management Directors, the number of Monsanto Directors on each committee of the Board of Directors shall be the same proportion (but not less than one (1)) of the total membership of such committee as the number of Monsanto Directors, as the case may be, is of the entire Board of Directors. Except as otherwise provided in Section 4.3(b) hereof, the Monsanto Directors on each committee of the Board of Directors shall be determined by a majority of the Monsanto Management Directors.

  (d) No action by any committee of the Board of Directors shall be valid unless taken by unanimous written consent as provided in the Company's by-laws or taken at a meeting for which adequate notice has been duly given or waived by the members of such committee. Such notice shall include a description of the general nature of the business to be transacted at the meeting, and no other business may be transacted at such meeting unless all members of the committee are present and consent to the consideration of such other business. Any committee member unable to participate in person at any meeting shall be given the opportunity to participate by telephone. The Board of Directors or the remaining committee members shall designate an Independent Director or Company Management Director to replace any absent or disqualified Independent Director member or Company Management Director member, respectively, of any committee and a majority of the Monsanto Management Directors shall designate a Monsanto Director to replace any absent or disqualified Monsanto Director member of any committee. Each of the committees established by the Board of Directors pursuant to this Section 4.3 shall establish such other rules and procedures for its operation and governance (consistent with the terms of this Agreement) as it shall see fit and may seek such consultation and advice as to matters within its purview as it shall require.

4.4 Approval Required for Certain Actions.

  (a) On and after the Effective Date and until the earlier of a Trigger Event or such date on which Monsanto's Percentage Interest is less than twenty-five (25%), a majority of the Board, including at least one (1)

Company Director and one (1) Monsanto Management Director, shall be required to approve any of the following:

    (i) the entry by the Company or any of its Affiliates into any merger or consolidation or the acquisition by the Company or any of its Affiliates of any business or assets that would constitute a Substantial Part of the Company (determined on a consolidated basis) whether such acquisition be by merger or consolidation or the purchase of stock or assets or otherwise;

    (ii) the sale, pledge, grant of security interest in, transfer, retirement or other disposal of (A) a Substantial Part of the Company (determined on a consolidated basis), except pursuant to a security interest granted in connection with borrowings permitted under subsection (iv) below or (B) the pledge or granting of a security interest in any intangible property set forth in Exhibit B attached to the disclosure letter from Monsanto to Calgene dated June 27, 1995 (the "Monsanto Disclosure Letter");

    (iii) any dividend by or return of capital by the Company or Gargiulo (other than such distributions by Gargiulo to the Company as are necessary for the Company to timely perform its obligations under Sections 1.02 and 5.02(c) of the Gargiulo Credit Facility);

    (iv) any incurrence or assumption, in the aggregate, by the Company, any of its Affiliates or any combination thereof, of any indebtedness for borrowed money at any time outstanding exceeding in the aggregate (determined on a consolidated basis) the greater of (i) fifteen million dollars ($15,000,000), increasing by five million dollars ($5,000,000) on each July 1 commencing July 1, 1996, plus amounts secured by inventory and/or receivables for seasonal working capital lines and indebtedness incurred to acquire property, plant or equipment and secured by the acquired asset, minus amounts outstanding under the Company Credit Facility, or (ii) the amounts set forth in the Company's Operating Plan (hereinafter defined), provided that loans under the Gargiulo Credit Facility shall not be counted in this limitation;

    (v) the repurchase or redemption of any Equity Securities of the Company, other than from employees upon termination of employment or service;

    (vi) the establishment of any new committees of the Board (or the Calgene Board) or new or revised delegation(s) of Board (or the Calgene Board) authority to any Board (or Calgene Board) committee or changes or revisions to general delegations of authority to officers or other Persons for categories of expenditures;

    (vii) the adoption of or amendment to any benefit or incentive plans of the Company or any of its Affiliates which would increase the annual cost thereof by more than fifteen percent (15%) from the prior fiscal year or any adoption of, or amendment to, any stock option plan;

    (viii) the election, appointment or removal of the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of the Company and Calgene and their successors and the establishment of their annual or long term compensation level and benefits and basis for awards (other than agreements in effect on the Effective Date); provided, however, that Monsanto shall have the right to select the Chief Technical Officer of the Company and a controller reporting to the Chief Financial Officer of the Company;

    (ix) approval of the annual operating plan ("Operating Plan") and long-term strategic plan ("Strategic Plan") of the Company and its Affiliates, as well as the annual operating plan and long-term strategic plan for the Gargiulo Business, to be submitted to the Board annually for approval, and any material changes thereto;

    (x) any transaction between the Company (and its Affiliates), on the one hand, and its (their) directors, officers or employees, on the other hand, which is not in the normal course of business;

    (xi) any modification of the Transaction Agreements;

    (xii) any amendment of the by-laws or certificate of incorporation of the Company, Calgene or Tomato Associates by the respective Boards of Directors thereof;

    (xiii) the issuance of any warrants for the purchase of Equity Securities or the issuance of additional Equity Securities (other than warrants for the purchase of Equity Securities) in excess of four million

  (4,000,000) shares of Common Stock in any two (2) year period to a third party, other than pursuant to plans referred to in subsection (vii) above;

    (xiv) the sale or licensing by the Company or any of its Affiliates of (A) any intangible property set forth in Exhibit B attached to the disclosure letter from Monsanto to Calgene dated June 27, 1995 or (B) any other intangible property for consideration (other than royalties contingent on future sales) exceeding five million dollars ($5,000,000) in the aggregate (determined on a consolidated basis) per transaction or per series of related transactions;

    (xv) new fixed capital investments, capital leases or noncancellable operating leases by the Company and its Affiliates having annual payments in the aggregate (determined on a consolidated basis) exceeding the aggregate amount set forth in the Operating Plan;

    (xvi) [This section intentionally left blank]

    (xvii) any press release which mentions or directly or indirectly refers to Monsanto, except as required by law and where Board approval cannot be obtained in a timely manner;

    (xviii) the initiation, settlement or termination of any suit or proceeding concerning intellectual property, any other matter which could have an adverse public affairs effect upon Monsanto or the filing of any insolvency or bankruptcy proceeding by or on behalf of the Company or any of its Affiliates; or

    (xix) the removal or election of the directors of Gargiulo.

  (b) After a Trigger Event and until the earlier of (i) March 31, 1999 or (ii) Monsanto's Percentage Interest is at least seventy percent (70%), a majority of the Board, including at least two (2) Company Directors, shall be required to approve any of the following:

    (i) the matters set forth in subsections (i), (ii), (vi), (viii), (ix) and (xi) of paragraph (a) above; or

    (ii) any transaction between the Company (and its Affiliates) and Monsanto or any Affiliate of Monsanto.

  (c) From and after the occurrence of both (i) a Trigger Event and (ii) March 31, 1999, and until Monsanto's Percentage Interest is at least ninety-nine percent (99%), neither Monsanto nor any of its Affiliates shall enter into any transaction with the Company or any of its Affiliates without the approval of at least two (2) Company Directors.

  4.5 Enforcement of this Agreement. The Independent Directors, acting by unanimous consent, shall have full and complete authority on behalf of the Company to enforce the terms of this Agreement.

  4.6 Certificate of Incorporation and By-laws. The Company and Monsanto shall take or cause to be taken all lawful action necessary to ensure at all times that the Company's and Calgene's Certificate of Incorporation and By-laws are not at any time inconsistent with the provisions of this Agreement. Not later than the Effective Date, the Board of Directors shall amend the Company's By-laws and the Calgene Board shall amend Calgene's By-laws to reflect the provisions of this Agreement.

  4.7 Advisors. The Independent Directors shall be entitled to retain, at the cost and expense of the Company, the services of an investment banking firm of national reputation of their choice and one (1) law firm of their choice to advise them in their capacity as Independent Directors with respect to any matter on which the Independent Directors are required or permitted to act hereunder.

  4.8 Injunctive Relief. In the event of a breach of the provisions of this
Article 4, a party hereto entitled to rights under this Article 4 will suffer irreparable harm and the total amount of monetary damages will be impossible to calculate and will therefore be an inadequate remedy. Accordingly, in such event, such party shall be entitled to temporary and permanent injunctive relief against the Company and any other breaching party and to any other rights and remedies to which such party may be entitled to at law or in equity.

                                ARTICLE 5

                          GOVERNANCE OF GARGIULO

                   [This Article intentionally left blank.]

                                ARTICLE 6

                              MISCELLANEOUS

  6.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware (exclusive of such state's choice of laws rules).

  6.2 Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

  6.3 Entire Agreement; Amendment. The Company and Monsanto hereby agree that, as of the date of this Agreement: (i) the Prior Stockholders Agreement is hereby amended in its entirety by this Agreement, (ii) the provisions of the Prior Stockholders Agreement shall no longer be of any force or effect, (iii) the Company and Monsanto shall be bound by the terms of this Agreement, and (iv) this Agreement and the other documents delivered pursuant hereto constitute the complete, exclusive and final understanding and agreement between the parties with regard to the subjects hereof and thereof. Except as specifically set forth herein, any term of Section 2 or 3 hereof may be waived only with the prior written consent of the Company and the Holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of the Registrable Securities. Any amendment or waiver effected in accordance with this Section 6.3 shall be binding upon each Holder of the Registrable Securities (including securities into which such Registrable Securities have been converted) outstanding at the time, each future Holder of all such securities, and the Company. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Monsanto, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that no such amendment or waiver shall be effective without the approval of all of the Independent Directors.

  6.4 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, and shall be deemed sufficiently given when delivered in person or transmitted by telegram or telecopier (confirmed by mail), addressed as follows:

If to Monsanto:                      Monsanto Company 800 North Lindbergh
                                     Boulevard St. Louis, Missouri 63167
                                     Attention: Assistant Secretary
                                     Telecopy Number: 314-694-2574

  If to any other Holder, at such address and telecopy number as such Holder shall have furnished the Company in writing.

If to Company:                       Calgene, Inc.1920 Fifth Street
                                     Davis, California 95616Attention:
                                     Chairman and Chief Executive
                                     OfficerTelecopy Number: 916-753-1510

or to such other address as may be specified from time to time in a notice given by such party. The parties agree to acknowledge in writing the receipt of any such notice delivered in person.

  6.5 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Holder of any Registrable Securities, upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of such Holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party or any waiver on the part of any party of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, at law, in equity or otherwise afforded to any party, shall be cumulative and not alternative.

  6.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

  6.7 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided, however, that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

  6.8 Stock Legends. Subject to Section 2.8(d) hereof, certificates representing Restricted Securities (other than Restricted Securities issued to Monsanto in connection with the conversion of principal and/or accrued interest under the Company Credit Facility or the Gargiulo Credit Facility upon the occurrence of an Event of Default under either such Credit Facility) issued to Monsanto pursuant to the Transaction Agreements and the Stock Purchase Agreement shall bear the following legend:

    "The securities represented by this certificate are subject to certain resale restrictions and entitled to the benefits set forth in a Stockholders Agreement dated March 31, 1996, as amended and restated on November , 1996, between Calgene, Inc., a Delaware corporation (formerly known as Calgene II, Inc.), and Monsanto Company, a Delaware corporation (the "Agreement") . A copy of the Agreement and all amendments thereto are on file in the office of the Secretary of the Company."

  6.9 [This section intentionally left blank.]

  6.10 Audits Consultants and Inspections. Monsanto (using Monsanto's internal and/or external auditors or any other Person appointed by Monsanto to whom the Company does not reasonably object) shall have the right (i) to audit the books and records, other financial information and business practices and operations of the Company and its Affiliates, and (ii) to discuss the business practices and operations, affairs, finances and accounts of the Company and its Affiliates with the officers of the Company and its Affiliates and the independent public accountants who review or audit the Company's financial statements, all at such reasonable times and as often as may reasonably be requested. The Company shall also permit inspection of its (and its Affiliates') properties, books and records by Monsanto (using the Persons identified above) during normal business hours or at other reasonable times. The scope of all such audits, discussions and inspections shall be determined by Monsanto in its sole discretion. Any authorized representative of Monsanto who or which is not employed by Monsanto
(i) shall be required to execute a confidentiality agreement in a form approved by the Board of Directors (which approval shall not be unreasonably withheld or delayed) and (ii) may not be employed by or affiliated with a competitor of the Company, as reasonably determined by the Board of Directors; provided, however, that an independent certified public accounting firm shall not be deemed to be employed by or affiliated with a competitor of the Company even if such firm provides services to a competitor of the Company.

  6.11 No Third Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to or shall confer upon anyone other than the parties hereto (and their successors and assigns, including, without limitation, subsequent Holders and purchasers under Section 3.7(c)) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

  6.12 Sections and Articles. All sections and articles referred to herein are sections and articles of this Agreement.

  6.13 Headings. Headings as to the contents of particular articles and sections are for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular articles or sections to which they refer.

  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                          Calgene, Inc.

                                          By: _________________________________

                                                      Lloyd M. Kunimoto
                                                          President

                                          Monsanto Company

                                          By: _________________________________

                                                    Hendrik A. Verfaillie
                                                   Executive Vice President

                                                                 EXHIBIT B

                           CERTIFICATE OF AMENDMENT
                                      OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                                 CALGENE, INC.

                           PURSUANT TO SECTION 242
                           OF THE CORPORATION LAW
                           OF THE STATE OF DELAWARE

  Calgene, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

  At a meeting of the Board of Directors of the Corporation held on September 20, 1996, a resolution was duly adopted, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment in accordance with Sections 211 and 222 of the General Corporation Law of the State of Delaware at a meeting of stockholders on November 12, 1996. The resolution authorizing the amendment is as follows:

  RESOLVED: That Article FIFTH of the Certificate of Incorporation of the Corporation be and hereby is amended as follows:

    1. Section A of Article FIFTH shall be amended as follows:

      (a) The following definitions shall be deleted: "Gargiulo, G.P." and "Gargiulo, L.P."

      (b) The definition of "Gargiulo" shall be amended to read in its entirety as follows:

      " `Gargiulo' means Gargiulo, Inc. formerly known as Tomato
      Investment Associates, Inc."

      (c) The definition of "Governance Agreement" shall be amended and restated to read in its entirety as follows:

      " `Governance Agreement' means the Amended and Restated Stockholders Agreement dated as of November , 1996 by and between the Corporation and Monsanto."

      (d) The following sentence shall be added at the end of the definition of "Independent Director":

      "Without limiting the foregoing, Roger H. Salquist shall qualify as an Independent Director so long as he continues to qualify under clauses (iv) and (v) of such definition. Roger H. Salquist shall not fail to qualify under clause (iv) above as a result of his Change of Control Employment Agreement dated July 19, 1995, as modified, or Consulting Agreement dated September 16, 1996 with the Corporation. Any of the above restrictions may be waived by unanimous action of the Board of Directors."

      (e) The following definition shall be added:

      " `Stock Purchase Agreement' means the Stock Purchase Agreement dated as of September 27, 1996 between the Corporation and Monsanto."

      (f) The definition of "Trigger Event" shall be amended and restated to read in its entirety as follows:

      " `Trigger Event' means the earliest of (i) any time that Monsanto's Percentage Interest is at least fifty-five percent (55%), (ii) the Corporation elects to convert borrowings made from Monsanto into Equity Securities and Monsanto's Percentage Interest is at least fifty percent (50%) after such conversion, or (iii) the closing of Monsanto's purchase of additional shares of Common Stock pursuant to the Stock Purchase Agreement."

      (g) The definition of "Registrable Securities" shall be amended and restated to read in its entirety as follows:

      " `Registrable Securities' means shares of Common Stock issued or issuable to Monsanto pursuant to the Transaction Agreements and the Prior Stockholders Agreement (as defined in the Governance Agreement) and the Stock Purchase Agreement whether owned by Monsanto or a permitted transferee of Monsanto and all such other securities of the Corporation acquired by Monsanto or any Affiliate of Monsanto in accordance herewith."

    2. Section C of Article FIFTH shall be amended and restated to read in its entirety as follows:

"C. THE BOARD OF DIRECTORS; COMMITTEES

  During the term of the Governance Agreement (i) the number of directors and the manner of nominating and removing members thereof shall be set forth in Section C(1), below, and (ii) the Board of Directors shall establish, empower, and maintain committees as set forth in Section C(2), below.

    1. Board of Directors. The number of Directors and manner of nominating Directors shall be as follows:

      (a) The number of Directors comprising the Board of Directors shall initially be fixed at nine (9) Directors.

      (b) Until changed in accordance with the Governance Agreement, the Board of Directors shall be comprised of nine (9) Directors, and the Corporation shall nominate for election as Directors: (i) one (1) Corporation Management Director, (ii) three (3) Corporation Directors, and (iii) five (5) Directors designed by Monsanto, at least one (1) of which shall be an Independent Director.

      (c) [This section intentionally left blank]

      (d) At any time that Monsanto's Percentage Interest is at least seventy percent (70%), (i) the Corporation shall nominate: (i) six (6) Directors designated by Monsanto, which shall consist of the one (1) Corporation Management Director and five (5) other Monsanto Directors (including at least one (1) Independent Director) and (ii) three (3) Independent Directors. At such time as Monsanto's Percentage Interest is at least ninety-nine percent (99%), the Corporation shall nominate nine (9) Directors designated by Monsanto.

      (e) Notwithstanding anything in the foregoing paragraphs (b) and (d) to the contrary, (i) at any time Monsanto's Percentage Interest is less than forty percent (40%) but at least twenty percent (20%), the Corporation shall nominate three (3) Directors designated by Monsanto, (ii) at any time Monsanto's Percentage Interest is less than twenty percent (20%) but at least ten percent (10%), the Corporation shall nominate two (2) Directors designated by Monsanto and (iii) at any time Monsanto's Percentage Interest is less than ten percent (10%) but at least five percent (5%), the Corporation shall nominate one (1) Director designated by Monsanto. If, at any time, Monsanto's Percentage Interest is less than five percent (5%), the Corporation shall not be obligated to nominate any Director designated by Monsanto. At any such time, all other Directors, other than the Corporation Management Directors, shall be nominated by the Corporation.

      (f) The Independent Directors to be nominated by the Corporation from time to time shall be nominated by action of a majority of Corporation Directors then in office. The Corporation Directors shall consult with the other Independent Directors as to the nomination of any Corporation Director, and in the event a majority of the Corporation Directors are unable to agree upon any Corporation Director nominee, then the majority of all the Independent Directors shall nominate such nominee. In the event that no Corporation Directors are in office at the time of any nomination of a Corporation Director, such Corporation Directors shall be nominated by a majority of the Independent Directors then in office; provided, however, that the holders of a majority of the outstanding Voting Stock held by Unaffiliated Equity Holders shall be entitled to nominate and elect Corporation Directors in lieu of any individuals so nominated to be such Corporation Directors by a majority of the Independent Directors.

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




      (g) The Corporation and Monsanto, respectively, shall have the right to nominate any replacement for a Director nominated in accordance with this Section C(1) by the Corporation or Monsanto, respectively, upon the death, resignation, retirement, disqualification or removal from office for cause of such Director. Such replacement for any Independent Director shall also be an Independent Director unless, in the case of a replacement of a Monsanto Director, the Monsanto Directors include more than the required number of Independent Directors. The Board of Directors shall elect each person so nominated by Monsanto or the Corporation pursuant to this paragraph (g). In addition, the Board of Directors shall nominate the Corporation's Chief Executive Officer to replace such officer's predecessor in office as a Corporation Management Director.

      (h) In the event that the number of Monsanto Directors on the Board of Directors differs from the number that Monsanto has the right (and wishes) to designate for nomination pursuant to this Section C(1), (i) if the number of Monsanto Directors exceeds such number, Monsanto shall promptly take all appropriate action to cause to resign that number of Monsanto Directors as is required to make the remaining number of such Monsanto Directors conform to this Section C(1) or (ii) if the number of Monsanto Directors otherwise is less than such number, the Corporation shall promptly take all necessary action to create sufficient vacancies on the Board of Directors to permit Monsanto to designate the full number of Monsanto Directors which it is entitled (and wishes) to nominate pursuant to this Section C(1) (such action to include seeking the resignation or removal of Directors or, at the request of Monsanto, calling a special meeting of the stockholders of the Corporation for the purpose of removing Directors to create such vacancies to the extent permitted by applicable law). Upon the creation of any vacancy pursuant to the preceding sentence, Monsanto shall nominate the person to fill such vacancy in accordance with this Section C(1) and the Board of Directors shall elect each person so nominated. Notwithstanding the foregoing, at each annual meeting of the stockholders of the Corporation, the Corporation shall nominate such number of Directors as Monsanto is otherwise entitled to designate under this Section C(1).

      (i) Notwithstanding anything herein to the contrary, no individual who is an officer, director, employee, agent, partner or principal stockholder of any competitor of the Corporation or any of its Affiliates (other than Monsanto and its Affiliates) or any competitor of Monsanto or any of its Affiliates (other than the Corporation) shall serve as a Director without the unanimous consent of the Board of Directors.

      (j) In the event that Monsanto desires to remove any Monsanto Director with or without cause and Monsanto is unable to procure the resignation of such Monsanto Director, then, upon the request of Monsanto, the Board of Directors shall promptly call a special meeting of stockholders of the Corporation for purposes of removing such Monsanto Director. In the event that the Corporation desires to remove any Corporation Director with or without cause and the Corporation is unable to procure the resignation of such Corporation Director, then, upon the request of a majority of all of the Independent Directors then in office, the Board of Directors shall promptly call a special meeting of stockholders of the Corporation for purposes of removing such Corporation Director. In the event that the Chief Executive Officer's employment with the Corporation is terminated for any reason, then upon the request of either Monsanto or a majority of all of the Independent Directors then in office, the Board of Directors shall promptly call a special meeting of stockholders of the Corporation for the purpose of removing such person as a Corporation Management Director.

      (k) Notwithstanding anything to the contrary herein, the Board of

    Directors, by unanimous action of all members of the Board of Directors, may increase the number of directors comprising the Board of Directors and may elect, or nominate for election, the director(s) to fill the vacancy or vacancies created by such increase.

  2. Committees.

      (a) The Board of Directors shall establish, empower and maintain the committees of the Board of Directors contemplated by this Section C(2).


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




  (b) The following committees shall be established, empowered and maintained by the Board of Directors at all times during the term of the Governance Agreement:

    (i) an Audit Committee, consisting of at least three (3) of the Corporation's Independent Directors, which committee shall be authorized and empowered to cause an audit to be performed of the Corporation and each of its Subsidiaries;

    (ii) [This section intentionally left blank]

    (iii) a Compensation Committee, responsible, among other things, for recommending to the Board of Directors, for approval by a majority of the Board of Directors, (a) the adoption and amendment of all employee benefit plans and arrangements, (b) the engagement of, terms of any employment agreements and arrangements with, and termination of, all persons designated by the Corporation as "officers" for purposes of Section 16 of the Exchange Act ("Section 16 Officers"), and (c) the policies, limitations and procedures under which the Stock Option Plan Administration Committee shall operate; and

    (iv) such other committees as the Board of Directors deems necessary or desirable; provided, however, that such committees are established in compliance with Section D(a)(vi) below, if applicable.

  (c) Except as otherwise provided in Section C(2)(b) above or as agreed by a majority of the Monsanto Management Directors, the number of Monsanto Directors on each committee of the Board of Directors shall be the same proportion (but not less than one (1)) of the total membership of such committee as the number of Monsanto Directors, as the case may be, is of the entire Board of Directors. Except as otherwise provided in Section C(2)(b) above, the Monsanto Directors on each committee of the Board of Directors shall be determined by a majority of the Monsanto Management Directors.

  (d) No action by any committee of the Board of Directors shall be valid unless taken by unanimous written consent as provided in the Corporation's By-laws or taken at a meeting for which adequate notice has been duly given or waived by the members of such committee. Such notice shall include a description of the general nature of the business to be transacted at the meeting, and no other business may be transacted at such meeting unless all members of the committee are present and consent to the consideration of such other business. Any committee member unable to participate in person at any meeting shall be given the opportunity to participate by telephone. The Board of Directors or the remaining committee members shall designate an Independent Director or Corporation Management Director to replace any absent or disqualified Independent Director member or Corporation Management Director member, respectively, of any committee and a majority of the Monsanto Management Directors shall designate a Monsanto Director to replace any absent or disqualified Monsanto Director member of any committee. Each of the committees established by the Board of Directors pursuant to this Section C(2) shall establish such other rules and procedures for its operation and governance (consistent with the terms of the Governance Agreement) as it shall see fit and may seek such consultation and advice as to matters within its purview as it shall require."

  3. Section D of Article FIFTH shall be amended and restated to read in its entirety as follows:

"D. APPROVAL REQUIRED FOR CERTAIN ACTIONS

  (a) Until the earlier of a Trigger Event or such date on which Monsanto's Percentage Interest is less than twenty-five (25%), a majority of the Board, including at least one (1) Corporation Director and one (1) Monsanto Management Director, shall be required to approve any of the following:

    (i) the entry by the Corporation or any of its Affiliates into any merger or consolidation or the acquisition by the Corporation or any of its Affiliates of any business or assets that would constitute a Substantial Part of the Corporation (determined on a consolidated basis) whether such acquisition be by merger or consolidation or the purchase of stock or assets or otherwise;

    (ii) the sale, pledge, grant of security interest in, transfer, retirement or other disposal of (A) a Substantial Part of the Corporation (determined on a consolidated basis), except pursuant to a security interest granted in connection with borrowings permitted under subsection (iv) below or (B) the pledge or granting of a security interest in any intangible property set forth in Exhibit B attached to the Monsanto Disclosure Letter;

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




    (iii) any dividend by or return of capital by the Corporation or Gargiulo (other than such distributions by Gargiulo to the Corporation as are necessary for the Corporation to timely perform its obligations under Sections 1.02 and 5.02(c) of the Gargiulo Credit Facility);

    (iv) any incurrence or assumption, in the aggregate, by the Corporation, any of its Affiliates or any combination thereof, of any indebtedness for borrowed money at any time outstanding exceeding in the aggregate (determined on a consolidated basis) the greater of (i) fifteen million dollars ($15,000,000), increasing by five million dollars ($5,000,000) on each July 1 commencing July 1, 1996, plus amounts secured by inventory and/or receivables for seasonal working capital lines and indebtedness incurred to acquire property, plant or equipment and secured by the acquired asset, minus amounts outstanding under the Corporation Credit Facility, or (ii) the amounts set forth in the Corporation's Operating Plan, provided that loans under the Gargiulo Credit Facility shall not be counted in this limitation;

    (v) the repurchase or redemption of any Equity Securities of the Corporation, other than from employees upon termination of employment or service;

    (vi) the establishment of any new committees of the Board or new or revised delegation(s) of Board authority to any Board committee or changes or revisions to general delegations of authority to officers or other Persons for categories of expenditures;

    (vii) the adoption of or amendment to any benefit or incentive plans of the Corporation or any of its Affiliates which would increase the annual cost thereof by more than fifteen percent (15%) from the prior fiscal year or any adoption of, or amendment to, any stock option plan;

    (viii) the election, appointment or removal of the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of the Corporation and Calgene and their successors and the establishment of their annual or long term compensation level and benefits and basis for awards (other than agreements in effect on the Effective Date); provided, however, that Monsanto shall have the right to select the Chief Technical Officer of the Corporation and a controller reporting to the Chief Financial Officer of the Corporation;

    (ix) approval of the annual operating plan ("Operating Plan") and long-term strategic plan ("Strategic Plan") of the Corporation and its Affiliates, as well as the annual operating plan and long-term strategic plan for the Gargiulo Business, to be submitted to the Board annually for approval, and any material changes thereto;

    (x) any transaction between the Corporation (and its Affiliates), on the one hand, and its (their) directors, officers or employees, on the other hand, which is not in the normal course of business;

    (xi) any modification of the Transaction Agreements;

    (xii) any amendment of the By-laws or certificate of incorporation of the Corporation, Calgene or Gargiulo by the respective Boards of Directors thereof;

    (xiii) the issuance of any warrants for the purchase of Equity Securities or the issuance of additional Equity Securities (other than warrants for the purchase of Equity Securities) in excess of four million (4,000,000) shares of Common Stock in any two (2) year period to a third party, other than pursuant to plans referred to in subsection (vii) above;

    (xiv) the sale or licensing by the Corporation or any of its Affiliates of
  (A) any intangible property set forth in Exhibit B attached to the

  Monsanto Disclosure Letter or (B) any other intangible property for consideration (other than royalties contingent on future sales) exceeding five million dollars ($5,000,000) in the aggregate (determined on a consolidated basis) per transaction or per series of related transactions;

    (xv) new fixed capital investments, capital leases or noncancellable operating leases by the Corporation and its Affiliates having annual payments in the aggregate (determined on a consolidated basis) exceeding the aggregate amount set forth in the Operating Plan;

    (xvi) [This section intentionally left blank]

    (xvii) any press release which mentions or directly or indirectly refers to Monsanto, except as required by law and where Board approval cannot be obtained in a timely manner;

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




    (xviii) the initiation, settlement or termination of any suit or proceeding concerning intellectual property, any other matter which could have an adverse public affairs effect upon Monsanto or the filing of any insolvency or bankruptcy proceeding by or on behalf of the Corporation or any of its Affiliates; or

    (xix) the removal or election of the directors of Gargiulo.

  (b) After a Trigger Event and until March 31, 1999 or Monsanto's Percentage Interest is at least seventy percent (70%), a majority of the Board, including at least two (2) Corporation Directors, shall be required to approve any of the following:

    (i) the matters set forth in subsections (i), (ii), (vi), (viii), (ix) and (xi) of paragraph (a) above; or

    (ii) any transaction between the Corporation (and its Affiliates) and Monsanto or any Affiliate of Monsanto.

  (c) From and after the occurrence of both (i) a Trigger Event and (ii) March 31, 1999 and until Monsanto's Percentage Interest is at least ninety-nine percent (99%), neither Monsanto nor any of its Affiliates shall enter into any transaction with the Corporation or any of its Affiliates without the approval of at least two (2) Corporation Directors."


  IN WITNESS WHEREOF, the Corporation has caused this Amendment to be signed by its President on this day of November, 1996.

                                          Calgene, Inc.

                                          BY: _________________________________
                                                    LLOYD M. KUNIMOTO
                                                        PRESIDENT


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